UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 24, 2004

CENTERPOINT PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12630	36-3910279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1808 Swift Road, Oak Brook, Illinois  60523

(Address of principal executive offices)

(630) 586-8000

(Registrant’s telephone number, including area code)

Item 5.    Other Events

During the period January 1, 2004 to March 31, 2004, the company disposed of six properties aggregating approximately 468,014 square feet.

This Form 8-K is being filed to reflect the impact of the classification of the results of operations relating to these properties as discontinued operations in accordance with Statement of Financial Accounting Standards 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“FAS 144”).

In compliance with FAS 144, the Company has reported revenues, expenses and gains/(losses) on the disposition from these properties as income from discontinued operations for each period presented in its quarterly report filed on Form 10-Q for the first quarter ended March 31, 2004.  The Company is filing this Form 8-K to reclassify the results of operations of the disposed properties as discontinued operations in the Company’s historical financial statements for each of the years ended December 31, 2001, 2002 and 2003.  Although these financial statements relate to periods prior to the disposal, the Company is filing reclassified financial statements in order to permit its independent public accountant to reissue its audit report with respect to these periods in connection with the incorporation by reference of these financial statements into a filing by the Company of a registration statement under the Securities Act of 1933, as amended.  This reclassification has no effect on the Company’s reported net income available to common shareholders.

This Report on Form 8-K updates Items 6, 7 and 8 of the Company’s 2003 Form 10-K to reflect the reclassification of operations from properties sold from January 1, 2004 through March 31, 2004 as discontinued operations for all periods presented.  All other items of the 2003 Form 10-K remain unchanged.  No attempt has been made to update matters in the Company’s 2003 Form 10-K except to the reflect the requirements of FAS 144.  Readers should refer to the Company’s quarterly report on Form 10-Q and current reports on Form 8-K for periods subsequent to December 31, 2003.

TABLE OF CONTENTS

Revised 10-K Items

Selected Financial Data (10-K reference Part II, Item 6)

Management’s Discussion and Analysis of Financial Condition and Results of Operation (10-K reference Part II, Item 7)

Financial Statements and Supplementary Data (10-K reference Part II, Item 8)

Selected Financial Data

(10-K reference Part II, Item 6)

The following tables set forth, on a historical basis, Selected Financial Data for the Company.  The following table should be read in conjunction with the historical financial statements of the Company and Item 7, “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION,” both included elsewhere in this Form 10-K.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  FAS No. 144 retains the basic provisions of Opinion 30 for the presentation of discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business).  A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity.  For purposes of applying FAS No. 144, the Company considers each operating property to be a component unit.  Accordingly, operations of such properties sold or classified as held for sale after December 31, 2001 are shown as discontinued operations.  In addition, operations for such properties for all prior periods presented are required to be reclassified to discontinued operations.

The Selected Financial Data for the Company is not necessarily indicative of the actual financial position of the Company or results of operations at any future date or for a future period.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(in thousands, except for per share data, ratios and number of properties)

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousand, except per share and property information)

Operating Data:
Total revenues	$159,162	$147,436	$145,183	$146,684	$127,644
Property expenses (1)	(60,016)	(51,198)	(48,617)	(49,071)	(39,045)
Depreciation and other amortization	(34,268)	(31,560)	(31,985)	(30,464)	(25,531)
General and administrative	(8,681)	(7,023)	(5,566)	(4,812)	(4,258)
Interest expense:					0
Interest incurred, net	(23,305)	(26,880)	(30,778)	(30,976)	(19,954)
Amortization of deferred financing costs	(3,354)	(2,918)	(2,376)	(2,155)	(1,905)
Early extinguishment of debt			(1,616)	—	(582)
Impairment of asset (2)(3)(4)	—	(1,228)	(37,994)	—	—
Provision for income tax (expense) benefit	(1,111)	(1,373)	694	—	—
Equity in net income (loss) of affiliate	2,281	1,994	3,309	(294)	2,126
Income from continuing operations	30,708	27,250	(9,746)	28,912	38,495
Discontinued operations:
Gain or (loss) on sale of real estate	36,785	29,899	—	—	—
Income (loss) from operations of sold properties	4,867	5,281	7,590	6,547	5,179
Gain on sale of real estate, net of tax	5,696	12,962	30,153	19,227	5,086
Cumulative effect of change in accounting principle, net of tax	6,528	—	—	—	—
Net income	84,584	75,392	27,997	54,686	48,760
Preferred dividends	(9,599)	(10,090)	(10,090)	(10,105)	(8,318)
Net income available to common shareholders	$74,985	$65,302	$17,907	$44,581	$40,442

Basic EPS:
Income available to common shareholders from continuing operations	$1.16	$1.32	$0.46	$1.82	$1.74
Discontinued operations	1.82	1.55	0.34	0.31	0.25
Cumulative effect of change in accounting principle	0.28	—	—	—	—
Net income available to common shareholders	$3.26	$2.87	$0.80	$2.13	$1.99

Diluted EPS:
Income available to common shareholders from continuing operations	1.13	1.29	0.45	$1.78	$1.69
Discontinued operations	1.76	1.50	0.33	0.31	0.25
Cumulative effect of change in accounting principle	0.27	—	—	—	—
Net income available to common shareholders	$3.16	$2.79	$0.78	$2.09	$1.94

Proforma results of operations assuming new method of accounting for certain developer notes was applied retroactively (5):

Net income	$78,056	$81,920	$27,997	$54,686	$48,760

Basic EPS:
Net income available to common shareholders	$2.98	$3.16	$0.80	$2.13	$1.99

Diluted EPS:
Net income available to common shareholders	$2.88	$3.07	$0.78	$2.09	$1.94

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousand, except per share and property information)
Balance Sheet Data (End of Period):
Investment in real estate (before accumulated depreciation and amortization)	$1,342,374	$1,219,109	$1,197,900	$1,084,812	$971,897
Real estate held for sale, net of depreciation	6,302	48,631	22,555	17,277	—
Net investment in real estate	1,179,289	1,124,153	1,100,232	1,003,133	886,489
Total assets	1,419,242	1,310,742	1,182,671	1,155,235	1,083,427
Total debt	834,865	697,101	586,527	547,744	554,348
Shareholders’ equity	482,501	526,959	513,795	534,386	466,604

Other Data:
EBITDA (6)	$144,912	$146,229	$99,296	$120,771	$98,552
Net cash flow:
Operating activities	74,221	59,366	73,229	71,518	75,398
Investing activities	(135,004)	(112,882)	(76,502)	(74,790)	(272,361)
Financing activities	59,779	52,900	4,064	827	199,993
Preferred dividends	(6,311)	(10,090)	(10,090)	(10,105)	(8,318)
Common dividends	(56,492)	(53,083)	(47,423)	(41,720)	(38,575)
Common dividends per share	2.43	2.31	2.10	2.01	1.90
Return of capital portion of distribution	—	(52,876)	—	(834)	(8,101)
Number of properties owned at the end of the year (7)	190	190	178	167	182

(1)                                  Property expenses include real estate taxes, repairs and maintenance, insurance and utilities.

(2)                                  At December 31, 2003, the Company had one warehouse and other industrial property and two land parcels held for sale because the properties were under contract for sale.  The expected net sales price of these properties exceeded the carrying amount.  Therefore, no impairment change was necessary.

(3)                                  At December 31, 2002, the Company had its remaining interest in the BNSF leased land and 64 acres of land at Jefferson and Aurora Avenue in Naperville, IL held for sale because the properties were under contract for sale.  The Company recognized an impairment on the Naperville land because the expected proceeds upon sale after costs are lower than the carrying value of the property.

(4)                                  At December 31, 2001, the Company had an office property held for sale.  This property was the former headquarters of HALO Industries, Inc. (“HALO”) and was located at 5800 Touhy Avenue in Niles, Illinois.  The bankruptcy of HALO caused a reduction in the property value and on December 12, 2001 the Company announced its intention to sell the property.  Accordingly, the Company recognized an impairment of this asset based on management’s estimate of the fair value of the asset less costs to dispose in accordance with FAS No. 121.

(5)                                  In 2003, CenterPoint changed its accounting policy when accounting for certain developer notes.  See Note 6 to Company’s Consolidated Financial Statements.

(6)                                  EBITDA represents earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations because it excludes costs of financing and non-cash depreciation and amortization amounts.  Additionally, EBITDA is a measure commonly used by financial analysts because of its value in measuring operating performance.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measures for other REITs.

RECONCILIATION OF NET INCOMEAVAILABLETO COMMON SHAREHOLDERS TO EBITDA

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousand , except per share information)

Net income available to common shareholders	$74,985	$65,302	$17,907	$44,581	$40,442
Add back/(deduct)
Preferred dividends	9,599	10,090	10,090	10,105	8,318
Interest incurred, net	23,305	26,880	30,778	30,976	19,954
Depreciation and amortization	34,268	31,560	31,985	30,464	25,531
Amortization of deferred financing costs	3,354	2,918	2,376	2,155	1,905
Early extinguishment of debt	—	—	1,616	—	582
Provision for income tax expense	1,111	1,373	(694)	—	—
Provision for income tax expense from gain on sale of real estate	50	1,302	1,861	—	—
Cumulative effect of change in accounting principle	(6,528)	—	—	—	—

Discontinued Operations
Interest incurred, net	1,861	2,995	—	—	—
Depreciation and amortization	2,043	3,235	3,405	2,490	1,820
Provision for income tax expense from operations	411	282	(28)	—	—
Provision for income tax expense from gain on sale of real estate	453	292	—	—	—

EBITDA	$144,912	$146,229	$99,296	$120,771	$98,552

(7)           The number of properties included in operating results reflects the following activity:

	2003	2002	2001	2000	1999

Number of properties in operating results, beginning of period	190	178	167	182	127
Properties acquired	13	28	14	20	61
Developments completed	2	3	5	2	3
Consolidation of CRS	—	—	10	—	—
Property dispositions	(15)	(19)	(18)	(37)	(9)
Number of properties in operating results, end of period	190	190	178	167	182

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

(10-K reference Part II, Item 7)

The following is a discussion of the historical operating results of the Company.  This discussion should be read in conjunction with the Financial Statements and the information set forth under Item 6, “SELECTED FINANCIAL DATA,” found in this Form 10-K.

CenterPoint Strategy

CenterPoint is focused on maximizing total shareholder returns through customer-driven management, investment, development, and redevelopment of warehouse, distribution, light manufacturing, intermodal parks and air freight buildings.  The Company seeks to serve the changing space needs of new and existing customers.  The Company’s operating results primarily include operating income from the Company’s investment portfolio, gains from dispositions and fee income from developments.

A cornerstone of this strategy is the consistent redeployment of its capital.  The Company seeks to fund new investment with disposition proceeds from the sale of stabilized assets, or those offering lower potential returns relative to their market value.  Each year the Company expects to sell 10% to 20% of its assets (or more if an attractive opportunity arises).  These dispositions, together with retained cash flow, fund much of the Company’s capital requirements.  CenterPoint believes its capital “recycling” discipline lowers its cost of capital through increased funding flexibility.

2003 Investment Activity

In 2003, the Company acquired or completed the development of 15 properties, totaling 4.6 million square feet, and acquired 765.0 acres of unimproved land.  To fund a majority of these new investments, as well as construction in progress, aggregating $177.4 million, the Company “recycled” $73.5 million in proceeds from the sale of 15 properties, and 14 land parcels, and the Company generated $56.5 million in proceeds from the sale of a 62.5% interest in the BNSF leased land.  The total net increase in the Company’s owned warehouse and other industrial properties was 3.6 million square feet of buildings or 11.6%.

The Company carefully monitors its investment, disposition and other operating activity to ensure its continuing qualification as a REIT under applicable laws.  Intended short term property investments and other activities whose sale may have an adverse impact on the Company’s REIT status are undertaken by the Company’s taxable REIT subsidiary, CRS or other taxable affiliates of the Company.

CenterPoint’s Development Pipeline

The Company’s financial results include the Company’s property development and redevelopment activities.  These projects require the incurrence of substantial capital costs and related expenses in advance of rental income.  As of December 31, 2003, the Company and its subsidiaries had $150.1 million of development costs invested in projects, including 1,355 acres of owned land for future development at the Company’s current industrial parks (CenterPoint Intermodal Center, Kenney property at Rochelle, Illinois next to the Union Pacific intermodal yard, and McCook Metals at McCook, Illinois), seven buildings totaling 1.7 million square feet and other projects in early stages of development.  At the end of 2003, the Company or its affiliates hold $121.0 million of tax increment financing (“TIF”) developer notes relating to these projects, of which $111.6 million is reserved against due to the uncertainty over collection of the underlying taxes.  These notes, with tax exempt interest rates ranging from 9% to 10% are expected to be reimbursed from new real estate tax revenues resulting from project completion.

CenterPoint Venture

The Company owns 25% of CenterPoint Venture.  The Company provides property management and administrative services for the Venture, and also earns fees on the acquisitions and dispositions completed by the Venture.  During 2003, the Venture acquired or completed the development of six properties totaling $36.9 million.  The Venture disposed of three properties and one land parcel totaling $24.6 million.  Also in 2003, CalEast, CenterPoint’s partner in the Venture, invested $109.0 million in six properties leased to The Home Depot, Inc., totaling 2.6 million square feet, and the Company advanced $78.2 million of this investment in the form of an unsecured note receivable.  Subsequently, CalEast sold three of the buildings and repaid a portion of the note receivable.  As of December 31, 2003, CenterPoint Venture owned 17 warehouse and other industrial properties, totaling 2.4 million square feet, which were 76.9% leased.

Chicago Manufacturing Campus

At December 31, 2003, CMC (a development joint venture between CenterPoint and Ford Land) owned four warehouse and other industrial buildings, totaling 1.6 million square feet, all 100% leased to Ford suppliers.  This supplier park adjacent to the Ford Chicago plant is owned 51% by CenterPoint and 49% by Ford Land, but Ford Land has the option to require CenterPoint to invest as much as 59% of costs.  The Company earns development fees for construction related activities.

Critical Accounting Policies and Estimates

The consolidated financial statements are prepared in accordance with GAAP, which requires the Company to make certain estimates and assumptions.  A summary of the Company’s significant accounting policies is provided in Note 2 to the consolidated financial statements.  The following section is a summary of certain aspects of those accounting policies that require management estimates and judgment.

•                  When real estate properties are acquired, acquisition costs are allocated to components of the property, any in-place leases, and any potential tenant relationships using relative fair values based on historical experience and the Company’s current judgment.  These assumptions and estimates impact the amount of costs allocated between land, different categories of building and land improvements and certain deferred expense related the acquired property.  The allocation assumptions ultimately affect the amount of costs assigned to individual properties in multiple property acquisitions, depreciation and amortization expense, and gains or losses recorded on sales of properties.

•                  For industrial park and multi-phased developments, costs are assigned to individual components of the project when those costs benefit certain sites rather than the whole project.  Where specific identification is impractical or costs incurred benefit the project as a whole, capitalized costs are allocated as follows:

•                  Site acquisition costs and all other common costs are allocated to each land parcel benefited based on the relative fair market value of each land parcel before construction.

•                  Site improvement and construction costs are allocated to individual parcels based on relative sales value of each unit upon completion.

•                  When allocation based on relative sales value is impractical, capitalized costs are allocated based on acreage.

•                  In the event a parcel within a park development is sold prior to completion of the park, the sales basis of the sold parcel will reflect a pro rata allocation of future common costs.

•                  Receivables are reported net of an allowance for doubtful accounts and may be uncollectible in the future.  The Company reviews its receivables regularly for potential collection problems in computing the allowance recorded against its receivables.  The Company adds all specifically identified doubtful accounts as specific additions to the reserve and adds a percentage of other long outstanding items based on historical trends.  This review process requires the Company to make certain judgments regarding collections that are inherently difficult to predict.

•                  TIF is a municipal financing and planning technique that is widely used to renovate declining areas or redevelop blighted areas while expanding a municipality’s tax base.  TIFs allow municipalities to make needed public and private improvements by promising to return all or a portion of the real estate tax increase generated by the improvements to the developer for a limited period of time.  This contract to pay the tax increment to the developer is usually documented in a redevelopment agreement between the city and the developer and usually results in the creation of developer notes payable from the city to the developer.

The Company accounts for developer notes as either reimbursement of improvement costs incurred or as real estate tax abatement depending on the facts and circumstances of the each redevelopment agreement.  Effective January 1, 2003, the Company changed its accounting policy related to certain developer notes.  The Company has described its accounting for each of its developer note arrangements and has described the financial impact of the change in accounting principle in Note 6 and Note 7, respectively, of the consolidated financial statements.

•                  Effective January 1, 2002, the Company adopted FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” a replacement of FAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of”, and the accounting and reporting provisions of APB No. 30, “Reporting of Operations – Reporting the Effects of Disposal of a Segment of the Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”.  FAS No. 144 retained the basic provisions of FAS No. 121 with respect to asset impairments, but provides more specific guidance related to measuring impairment.  The Company will continue to recognize an impairment loss on real estate assets under the following circumstances:

•                  When management has designated the asset to be held for sale and the fair value of the asset less the cost of disposal is less than the asset’s carrying value, or

•                  When market conditions, a contract for sale or some other triggering event has made it certain that the carrying amount of an asset held for use might not be recoverable and the estimated undiscounted cash flows of the asset are insufficient to recover the carrying value of the asset.

In cases of impairment, the asset will be reduced to its fair value based on the property’s estimated discounted future cash flows.  The amount of the reduction is recorded as an operating expense, impairment of asset.

Results of Operations

Adoption of FAS No. 144

As mentioned above, in 2002, CenterPoint adopted FAS No. 144.  This standard requires the Company to report the operations from sold properties and properties classified as held for sale after January 1, 2002 as discontinued operations, net of tax for all periods presented.  In addition, all gains or losses on sales of operating properties not identified as held for sale at December 31, 2001 must be shown in discontinued operations, net of tax.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002

Revenues

Total revenues increased $11.7 million or 8.0% over the same period last year due to increased earnings from minimum rents, straight-line rents, expense reimbursements and mortgage interest income (operating and investment revenue) which increased with strengthening market conditions.

In the twelve months of 2003, 92.5% of total revenues of the Company were derived primarily from operating and investment revenue, pursuant to the terms of tenant leases and mortgages for occupied space at the warehouse and other industrial properties.  In 2002, operating and investment revenue as a percentage of total revenues was 91.7%.  Operating and investment revenues increased $12.0 million due to increased occupancy and strengthening economic conditions.  The Company’s occupancy rate on in-service properties increased to 93.8%, compared to 91.3% a year ago.  Also, in 2003, the Company leased 65.5% of all 2003 scheduled lease expirations or approximately 2.6 million square feet at an average rental rate increase of 2.9% on a GAAP basis, but a decrease of 4.2% on a cash basis.  In order to capitalize on the strengthening leasing activity, the Company provided early term leasing incentives to certain tenants in order to avoid vacancy.

Real estate fee income decreased $0.2 million.  This slight difference was due to a greater number and larger dollar amount of projects earning development fees in 2002 compared to 2003.  In 2003, the Company earned development fees from completing construction of the large rail facility in Rochelle, Illinois for the Union Pacific and completing the four buildings at CMC, in addition to several other fees.

Operating and Nonoperating Expenses

Real estate tax expense and property operating and leasing (“POL”) expense, combined, increased by $8.8 million from year to year.  Real estate taxes increased by $2.8 million due mainly to taxes on 2003 investments.  The following is a breakdown of the composition of the Company’s property operating and leasing costs.

	Year Ended December 31,
	2003	2002

Property operating includes property repairs & maintenance, utilities, and other property, bad debt and tenant related costs	$13,383	$11,134

Property management includes property management and portfolio construction costs	5,472	4,705

Asset management includes the cost of property management executives, accounting, acquisitions, dispositions, development and management information systems	10,962	7,984

Total property operating and leasing	$29,817	$23,823

POL costs include operating costs for property management, investment and dispositions, accounting and information systems personnel, consistent with the Company’s active portfolio management and investment focus.  Property operating and leasing costs increased in 2003 mainly due to the early vesting of Company stock grants and the resulting recognition of $3.5 million in expense.  In 2002, POL costs included $1.4 million in expense from the vesting of a previous batch of stock grants.  The remainder of the increase in POL was due to increased payroll and related costs and increased costs incurred on the properties, including increased property insurance due to raising rates, increased snow plowing costs due to greater snowfall in 2003 and increased utilities due to natural gas costs.  In connection with development projects and non-operating property acquisitions, the Company capitalized expenses of $2.1 million and $1.7 million in 2003 and 2002, respectively that would normally be included in POL costs.

General and administrative expenses increased by $1.7 million due to the early vesting of management stock grants and the corresponding recognition of $0.8 million in expense, increased payroll and related costs and increased legal and corporate compliance costs.  The payroll and related costs increase on current employees was largely due to achieving high performance goals.  The legal costs are attributable to the collection efforts related to certain bankruptcy claims, certain legal defense efforts and the Company’s evaluation and compliance with new laws and regulations governing public companies.  Expenses associated with corporate administration, finance and investor relations are included in the Company’s general and administrative expense.

Depreciation and amortization increased $2.7 million or 8.6% when comparing 2003 and 2002 due to depreciation and amortization on 2003 investments.

Interest incurred decreased by $3.6 million over the same period last year due to lower interest rates despite higher average debt balances in 2003 when compared to 2002 ($773.6 million in 2003 compared to $667.9 million in 2002).  In 2003, the Company’s weighted average rate including financing costs was 4.5% compared to 6.0% in 2002.  The repayment of $150.0 million in 7.9% unsecured bonds in the January of 2003 contributed to this reduction.  In connection with development projects under construction, the Company capitalized $8.6 million and $8.4 million of interest in 2003 and 2002, respectively.

Amortization of deferred financing costs increased slightly when comparing periods due mainly to a full period of amortization costs associated with new debt issued in 2002 and a partial period of amortization on the 2003 debt issuance.  Both of these issuances included interest rate lock settlements of $6.2 million and $1.0 million for 2002 and 2003, respectively.  These costs are amortized over the term of the debt.

In 2002, the Company recorded an impairment expense for a 64 acre land parcel located in a retail and commercial district of Naperville, Illinois which went under contract for sale.  Since the carrying value of this land was greater than the expected net sales proceeds, the Company recorded a $1.2 million impairment of this asset.  The decline in value is attributable to weakening market conditions for retail land.  There was no similar impairment recorded in 2003.

The provision for income tax expense decreased by $0.3 million when comparing periods due largely to lower development fees which were earned by CRS, the Company’s taxable REIT subsidiary, in 2003 compared to 2002.

Equity in net income of affiliates increased $0.3 million when comparing periods, due to a partial period of income from 2003 investments and development deliveries on the Venture and CMC in 2003 compared to 2002.

Due to the implementation of FAS 144, discussed previously, the gain/loss from the sale of operating properties and the net income earned on operating properties sold are classified as discontinued operations.  Gains on the sale of real estate from discontinued operations increased by $6.9 million due to the sale of higher book gain properties in 2003 compared to 2002.  For 2003, this category includes gains on the sale of 15 operating properties sold in 2003 compared to 16 operating properties sold in 2002.  This increase in discontinued operations gains is offset by non-discontinued operations gains mentioned below.  Also, the 2003 and 2002 net income from these sold operating properties and properties sold from January 1, 2004 through March 31, 2004 are classified here, which decreased only slightly.

Gains on the sale of real estate from non-operating properties decreased by $7.3 million when comparing periods.  When non-operating gains and operating gains are combined for comparison purposes, gains in total decreased only slightly.

As referenced above, in 2003 the Company changed its accounting policy when accounting for the developer notes at properties where the sole source of tax increment is provide by Company owned land parcels.  This change in accounting affected the Company’s accounting for sold CIC properties and CIC properties which had operations in 2002.  Therefore, the Company recorded income from the cumulative effect of the change in accounting principle due to the $5.9 million increased gain relating to sold CIC properties and the $0.6 million real estate tax abatement on operating CIC properties.

Preferred dividends decreased $0.5 million due to savings resulting from the 2003 redemption of the Company’s 8.48% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (“Series A Preferred Shares”).  This savings was partially offset by the application of $3.1 million in original offering costs relating to the Series A Preferred Shares to preferred dividends.

Net Income and Other Measures of Operations

Net income available to common shareholders increased $9.7 million or 14.8% due to a full period of 2002 investments and a partial period of 2003 investments (which increased operating and investing revenue greater than property operating expenses), interest savings, the cumulative effect of change in accounting principle and the impairment of real estate held for sale in 2002, as mentioned above.

Earnings before Interest, Income Taxes Depreciation and Amortization

EBITDA remained nearly constant at $144.9 million in 2003, compared to $146.2 million in 2002.  EBITDA was stagnate while net income available to common shareholders increased because interest expense savings were a significant portion of the increase in earnings and interest is excluded from EBITDA.  EBITDA also excludes the $6.5 million cumulative effect of change in accounting principle in 2003.  For a reconciliation of EBITDA to net income available to common shareholders, see Item 6, note 6.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

Revenues

Total revenues increased $2.3 million or 1.6% over 2001 due to increased fee income from development activities earned in 2002, offsetting a decrease in rental revenues and other investment income attributable to an increase in portfolio vacancy due to weaker market conditions.

In the twelve months of 2002, 91.7% of total revenues of the Company were derived primarily from operating and investment revenue, pursuant to the terms of tenant leases and mortgages for occupied space at the warehouse and other industrial properties.  In 2001, operating and investment revenue as a percentage of total revenues was 98.2%.  Operating and investment revenues decreased $7.3 million due to increased vacancies, reduced rental increases attributable to weak economic conditions and the reclassification of income from operating properties disposed.  Due to the soft market, the Company’s occupancy rate on in-service properties dropped to 91.3% in 2002, compared to 92.5% in 2001.

Real estate fee income increased $9.6 million due mainly to increased development activity and related fees earned in 2002 at the Company’s Chicago International Produce Market and CIC.  As a developer, the Company also commenced construction of a large rail facility in Rochelle, Illinois for Union Pacific.

Operating and Nonoperating Expenses

Real estate tax expense and POL expense increased by $2.6 million from year to year.  The following is a breakdown of the composition of the Company’s POL costs.

	Year Ended December 31,
	2002	2001

Property operating includes property repairs & maintenance, utilities, and other property, bad debt and tenant related costs	$11,134	$12,019

Property management includes property management and portfolio construction costs	4,705	4,197

Asset management includes the cost of property management executives, accounting, acquisitions, dispositions, development and management information systems	7,984	4,877

Total property operating and leasing	$23,823	$21,093

POL costs increased mainly due to the early vesting of Company stock grants and the resulting recognition of nearly $1.4 million in expense.  The remainder of the increase between years was due mainly to increased payroll and related costs.  In connection with development projects and non-operating property acquisitions, the Company capitalized expenses of $1.7 million and $1.4 million in 2002 and 2001, respectively that would otherwise be included in POL costs.

General and administrative expenses increased by $1.5 million due to the early vesting of management stock grants and the corresponding recognition of $0.3 million in expense and increased legal and corporate compliance costs.  These legal costs are attributable to the collection efforts related to the Company’s claim in the HALO and other bankruptcies and the Company’s evaluation and compliance with new laws and regulations governing public companies.

Depreciation and amortization decreased slightly when comparing 2002 and 2001 due mainly to the reclassification of certain operating properties’ depreciation expense to discontinued operations.

Interest incurred decreased by $3.9 million over the same period last year due to lower interest rates and lower debt balances in 2002 when compared to 2001 attributable to reduced development activities and due to the reclassification of interest expense to discontinued operations for the BNSF leased land which had debt which was sold with the property.  In connection with development projects under construction, the Company capitalized $8.4 million and $7.4 million of interest in 2002 and 2001, respectively.

Amortization of deferred financing costs decreased when comparing periods due mainly to the decrease in amortization expense from debt retired in 2001, associated with the sale of the Company’s residential property, Lake Shore Dunes Apartments.

In 2001, the Company incurred a loss from the early extinguishment of debt of $1.6 million upon the early retirement of debt for Lake Shore Dunes mentioned above.  A $21.3 million mortgage note payable that was collateralized by the property was assumed by the new owner and the unamortized financing costs were written off.  This charge was originally recorded as an extraordinary item, but has been reclassified to an operating expense in accordance with FAS No. 145.

In 2002, the Company recorded an impairment of $1.2 million, previously mentioned.  In 2001, CenterPoint had a 267,344 square foot office property held for sale.  When the Company announced its intention to sell the property, the Company recognized a $38.0 million impairment of this asset based on management’s estimate of the fair value of the asset less costs to dispose.

The provision for income tax expense increased by $2.1 million when comparing periods due largely to increased development fees which were earned by CRS, the Company’s taxable REIT subsidiary.

Equity in net income of affiliates decreased $1.3 million when comparing periods, due to decreased volume of Venture transactions in 2002 when compared to 2001.  In 2002, the Venture acquired five properties, completed three developments and disposed of only three properties.  In 2001, the Venture acquired three properties and disposed of six properties.

As mentioned above, discontinued operations includes both the gain or loss from the sale of operating properties and the income or loss from operations of those properties in accordance with FAS No. 144.  This standard was adopted as of January 1, 2002.  Therefore, all gains on the sale of operating properties completed since January 1, 2002 are categorized in discontinued operations for each respective year (with the exception of properties held for sale as of December 31, 2001).  Also, the Company’s results of operations include the operating results of both properties disposed and properties held for future sale.  For the periods presented, the Company included all of the results of operations from the 34 operating properties disposed since January 1, 2002 and all the operating properties sold from January 1, 2004 to March 31, 2004 in discontinued operations, income from discontinued operations, net of tax.

Pre-2002, all gains on the sale of real estate are classified separately from discontinued operations.  Starting in 2002, this category includes only gains and losses on the sale of properties that never had operations or identifiable cash flows and assets held for sale prior to 2002.  For 2002, this category decreased by $17.2 million compared to 2001 because 2002 includes the gain associated with the sale of one property held for sale at the end of 2001 and two completed developments compared to the 18 operating properties and three land parcels sold in the 2001.

Net Income and Other Measures of Operations

Net income available to common shareholders increased $47.4 million or 264.7% mainly due to the large impairment of real estate held for sale in 2001.  Before this charge, net income increased $9.4 million or 16.8 due to the growth of the Company through the net acquisition of warehouse and other industrial real estate and increased gains on the sale of real estate.

Earnings before Interest, Income Taxes, Depreciation and Amortization

EBITDA increased 47.2% from $99.3 million in 2001 to $146.2 million in 2002 due mainly to the 2001 impairment charge.  Exclusive of the 2001 impairment of $38.0 million, the Company’s EBITDA increased 6.6% due to increased gains and fee income in 2002.

Related Party Transactions

The Company earned fees from the Venture totaling $2.3 million, $0.5 million and $0.8 million for acquisitions, administrative services and for property management services for the years ended December 31, 2003, 2002 and 2001, respectively.  At December 31, 2003 and 2002, the Company had $0.1 million and $0.1 million, respectively, receivable for these fees.

One of the properties disposed of in the first quarter of 2002 was sold to Nicholas C. Babson, a trustee of the Company, for a total sale price of $8.2 million and a gain of $2.9 million.  The sale was approved by a unanimous vote from the remaining trustees based on the advantages of the sale to the Company.  The sale price was greater than the value of the property established by an independent appraisal.

15 of the 28 properties acquired in 2002 were purchased for approximately $44.5 million from CalEast.

During 2001, the Company sold land to the Venture for a total sale price of $3.7 million.  The total gain on the sale was $0.2 million, of which $41 thousand was deferred due to the Company’s 25% ownership.

During 2001, the Company purchased a property from the Venture for a purchase price of $2.9 million.  The Venture’s gain on this sale was $0.2 million.  The Company eliminated its pro rata portion of the Venture’s gain in the calculation of the Company’s equity in income from the Venture’s activities.

Liquidity and Capital Resources

Operating Cash Flow and Capital Recycling

Cash flow generated from Company operations has historically been utilized for working capital purposes and distributions.  Proceeds from asset dispositions, supplemented by retained cash flows, and from unsecured financings and infrequent capital raises, have been used to fund acquisitions and other capital investments.  Cash flow from operations during 2003 was $74.2 million, which was greater than the $62.8 million in common and preferred distributions.  The Company expects operating cash flow and capital recycling activities to be sufficient to fund distributions and a significant portion of future investment activities.

In 2003, the Company’s investment activities included acquisitions of $130.6 million, advances for owned construction in progress of $46.8 million, and improvements and additions to properties of $17.8 million.  These activities were funded with proceeds from the disposition of real estate of $73.5 million, advances on the Company’s lines of credit and a portion of the Company’s retained capital.  Turnover, or the annual volume of sales, is driven by the volume of available higher yielding new investments.  Management believes the systematic redeployment of capital from lower into better yielding assets not only offsets the requirement for external capital, providing improved funding flexibility, but enhances cash flow.

Equity and Share Activity

During 2003, the Company paid distributions on common shares of $56.5 million or $2.43 per share.  Also, in 2003, the Company paid dividends on the Series A Preferred Shares of $2.2 million or $2.12 per share, $3.7 million for dividends on its 7.5% Series B Convertible Cumulative Preferred Shares or $3.75 per share and $0.4 million or $0.184 per share on its Series C Preferred Shares.  The Series A and C Preferred Shares were redeemed in 2003.  The following factors, among others, will affect the future availability of funds for distribution:  (i) scheduled increases in base rents under existing leases, (ii) changes in minimum base rents attributable to replacement of existing leases with new or replacement leases (iii) restrictions under certain covenants of the Company’s unsecured line of credit (such as the requirement to distribute no more than 90% of the Company’s funds from operations) and (iv) terms of future debt agreements.

Debt Capacity

The Company seeks to maintain capacity substantially in excess of anticipated requirements, considering all available funding sources.  At December 31, 2003, the Company’s debt constituted approximately 31.46% of its total market capitalization.  Also, the Company’s earnings before interest, taxes, depreciation and amortization, (“EBITDA”) to debt service coverage ratio increased from the prior year to 5.8 to 1, and the Company’s EBITDA to fixed charge coverage ratio was 4.2 to 1 due to preferred dividends.  The Company’s common equity market capitalization was approximately $1.7 billion, and its fully diluted total market capitalization was approximately $2.7 billion.

Liquidity

The Company believes it has adequate liquidity and capital resources available to meet its current needs.  On June 30, 2003, the Company renewed its $350.0 million unsecured credit facility.  The Company also has access to capital through the Venture that maintains a $120.0 million line of credit subscription facility.  The interest rate on the new facility is LIBOR plus 80 basis points and the new facility expires on June 30, 2006.  The participants in the credit facility include: Bank One Capital Markets, Inc., as sole Lead Arranger/Book Manager, Bank One NA, as Administrative Agent and Lender, Bank of America, N.A. as Syndication Agent and Lender, Wachovia Bank, National Association, as Syndication Agent and Lender, Commerzbank AG, New York Branch, as Documentation Agent and Lender, Suntrust Bank, as Managing Agent and Lender, and several other lenders from time to time parties thereto.

In addition to its line of credit, the Company supplements internally generated funds from disposition activities and retained cash flow with proceeds from long term financings.  The following are transactions concluded in 2003 that contributed to the Company’s liquidity:

•                  Upon maturity, on January 15, 2003, the Company paid off its outstanding $150.0 million senior unsecured notes, which were at a rate of 7.9%, with proceeds from its line of credit.

•                  On July 24, 2003, the Company issued $150.0 million in unsecured, 7-year notes that bear interest at a face rate of 4.75% with an effective rate of 4.95% and mature in 2010.  The proceeds from the issuance were $148.0 million after issuance costs and the settlement of an interest rate lock.  The Company used the funds to repay a portion of its outstanding balance on the Company’s unsecured line of credit.

•                  On January 22, 2004, the Company completed the sale of $48 million of TIF Notes from the Company’s development at CIC.  A portion of these notes appear on the Company’s books as a liability in 2004 relating to the increment providing tax parcels that are still owned by the Company.  This note liability, however, is entirely non-recourse to the Company and is therefore not a legal liability of the Company.  Proceeds from this notes sale were used to repay a portion of the Company’s unsecured line of credit.

Risks, Uncertainties and Capital Opportunities

The Company has considered its short-term (one year or less) capital needs, in conjunction with its estimated future cash flow from operations and other expected sources.  The Company believes that its ability to fund operating expenses, building improvements, debt service requirements and the minimum distribution required to maintain the Company’s REIT qualification under the Internal Revenue Code, will be met by recurring operating and investment revenue and other real estate income.

The Company’s operating cash flows face the following significant risks and uncertainties:

•                                          The Company’s ability to re-lease existing or new vacant spaces with favorable lease terms, limiting the Company’s exposure to costs incurred during vacancy.

•                                          The Company’s need to complete tenant related improvements for spaces in order maintain favorable lease terms for which the tenants may not reimburse the Company.

•                                          The Company may incur costs for building-related capital improvements necessary to maintain the useful life and enhance the utility of its properties.

•                                          Tenant financial difficulties including their ability to pay rent.

Long-term (greater than one year) capital needs for property acquisitions, scheduled debt maturities, major redevelopment projects, expansions, and construction of build-to-suit properties will be supported, initially by disposition proceeds, supplemented by draws on the Company’s unsecured line of credit, followed by the issuance of long-term unsecured indebtedness and if necessary equity issuance.

The Company faces the following significant risks and uncertainties related to its long term liquidity and capital resources:

•                                          As part of the Company’s capital recycling strategy, the Company disposes and acquires properties utilizing 1031 tax-free exchanges.  If market conditions make it difficult to complete a 1031 transaction, the sale could become taxable.

•                                          If real estate market or economic conditions in the Chicago region and area decline, this would greatly affect the Company and its tenants.

•                                          The market’s ability to absorb newly constructed space and market vacancies.

•                                          The Company’s ability to refinance its existing indebtedness with favorable terms.  The Company’s risks related to interest rate increases are discussed in Item 7A.

•                                          The Company’s effectiveness at controlling construction costs related to current and future developments in order to meet projected returns and leasing terms.

•                                          As a REIT, the Company must distribute 90% of its annual ordinary taxable income, which limits the amount of cash it has available for other business purposes, including amounts to fund long-term capital needs.

•                                          If needed, the Company’s ability to raise capital through the issuance of preferred shares, common shares or securities that are convertible into common shares at favorable terms.

Inflation

Inflation has not had a significant impact on the Company because of the relatively low inflation rates in the Company’s markets of operation.  Most of the Company’s leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation.  In addition, many of the leases are for remaining terms less than five years which may enable the Company to replace existing leases with new leases at higher base rental rates if rents of existing leases are below the then-existing market rate.

Contractual Obligations

The following table discloses aggregate information about the Company’s contractual obligations and the periods in which payments are due.  The Company has excluded information on its purchase of maintenance services for its operating properties.  The maintenance agreements are not long-term in nature.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	more than 5 years
	(dollars in thousands)

Long term debt obligations (1)	$1,351,471	$136,916	$371,694	$65,830	$777,030
Operating and lease obligations	—	—	—	—	—
Purchase obligations (2)	40,726	40,726	—	—	—
Long-term liabilities	—	—	—	—	—
Total	$1,392,197	$177,642	$371,694	$65,830	$777,030

(1)          The long-term debt obligations include both principal and interest amounts which are payable in the specified periods.

(2)          The purchase obligations include property development construction contracts outstanding as of December 31, 2003.

Off-Balance Sheet Financings

The Company has no material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Pronouncements

On December 24, 2003, FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” – an interpretation of ARB 51 (“FIN 46R”) was issued.  FIN 46R includes modifications that have been incorporated directly into the revised FIN 46, rather than into a new interpretation that amends FIN 46.  FIN 46R incorporated much of the guidance previously issued in the form of FASB Staff Positions (“FSPs”).  The Company is required to apply FIN 46R to all of its investments that are subject to FIN 46R no later than the end of the first reporting period that ends after March 15, 2004.  However,  the Company is required to apply the provisions of FIN 46 or FIN 46R to investments in entities that are considered to be special-purpose entities December 31, 2003.  The Company does not have any investments in entities that are considered special-purpose entities as of December 31, 2003.  The Company does not expect its evaluation of its investments that will be subject to FIN 46R for the quarter ended March 31, 2004 to result in the consolidation of any entities.  FIN 46 and FIN 46R do not have an impact on net income available to common shareholders or the Company’s liquidity.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.”  SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying derivative instrument to conform it to language used in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and (4) amends certain other existing pronouncements.  SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003.  The

Company has applied the provisions of this pronouncement to all contracts entered into during the second half of 2003 which resulted in no impact on its results of operations, financial position or liquidity.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”  SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain instruments with characteristics of both liabilities and equity.  SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer.  This pronouncement requires the issuer to mark-to-market certain minority interest liabilities as of the balance sheet date with the adjustment posted to the statement of operations.  SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  On October 29, 2003, the FASB elected to defer the provisions of paragraph 9 and 10 of SFAS No. 150 as they apply to mandatorily redeemable non-controlling interests.  The FASB’s decision with respect to the deferral, early adoption, and restatement will likely be issued in conjunction with the finalization of the proposed FASB Staff Position 150-c, “Effective Date and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities of SFAS No. 150.”

At the July 31, 2003 Emerging Issues Task Force (“EITF”) meeting, Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” was clarified for the purposes of applying Topic D-42.  When calculating the excess of (1) fair value of the consideration transferred to the holders of the preferred stock over (2) the carrying amount of the preferred stock in the registrant’s balance sheet, the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock, regardless of where in the stockholders’ equity section those costs were initially classified on issuance.  This clarification of Topic D-42 has affected the Company’s accounting for its original offering costs upon the redemption of its 8.48% Series A Cumulative Redeemable Preferred Shares (“Series A Preferred Shares”) which were redeemed May 6, 2003 and its variable rate Series C Cumulative Redeemable Preferred Shares (“Series C Preferred Shares”) which were redeemed on July 7, 2003.  Preferred dividends on the Company’s statement of operations includes $3,101 from the original offering costs on the redeemed Series A Preferred Shares and $187 from the original offering costs of the Series C Preferred Shares.

Forward Looking Statements

This Annual Report on Form 10-K contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company’s actual results could differ materially from those set forth in the forward looking statements as a result of various factors, including, but not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases, inflation and dependence on tenants’ business operations and the effects of the state of the economy on tenants and potential tenants), risks relating to acquisition, construction and development activities, including risks relating to 1031 tax-free exchange transaction, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including availability of financing terms acceptable to the Company and sensitivity of the Company’s operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for the Company to qualify as a REIT, dependence on the primary market in which the Company’s properties are located, the existence of complex regulations relating to the Company’s status as a REIT, the potential adverse impact of the market interest rates on the cost of borrowings by the Company and on the market price for the Company’s securities and the other factors discussed above in “Risks, Uncertainties and Capital Opportunities” and below in Item 7A.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

(10-K reference Part II, Item 8)

CENTERPOINT PROPERTIES TRUST

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and

Shareholders of CenterPoint Properties Trust

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of CenterPoint Properties Trust and its subsidiaries (the “Company”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 6 to the consolidated financial statements, effective January 1, 2003, the Company changed its accounting policy related to certain developer notes receivable.  As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 8, 2004, except for Note 10 and Note 14, as to which the date is May 20, 2004

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share information)

	December 31,
	2003	2002
ASSETS
Assets:
Investment in real estate:
Land	$194,965	$179,466
Buildings	824,248	772,722
Building Improvements	148,519	132,274
Furniture, fixtures and equipment	24,516	22,764
Construction in progress	150,126	111,883
	1,342,374	1,219,109
Less accumulated depreciation and amortization	(169,387)	(143,587)
Real estate held for sale, net of depreciation	6,302	48,631
Net investment in real estate	1,179,289	1,124,153

Cash and cash equivalents	231	1,235
Restricted cash and cash equivalents	42,520	60,441
Tenant accounts receivable, net	36,891	31,487
Mortgage and other notes receivable	63,084	30,287
Investments in and advances to affiliates	47,139	30,997
Prepaid expenses and other assets	21,799	15,679
Deferred expenses, net	28,289	16,463
	$1,419,242	$1,310,742

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable and other debt	$26,955	$84,681
Senior unsecured debt	500,000	500,000
Tax-exempt debt	94,210	94,420
Line of credit	213,700	18,000
Preferred dividends payable	—	1,060
Accounts payable	19,707	11,942
Accrued expenses	70,275	61,952
Rents received in advance and security deposits	11,894	11,728
	936,741	783,783

Commitments and contingencies

Shareholders’ equity
Series A Preferred shares of beneficial interest, $.001 par value, 10,000,000 shares authorized: 0 and 3,000,000 issued and outstanding, respectively, having a liquidation preference of $25 per share ($75,000)		3
Series B convertible shares, 983,712 and 994,712 issued and outstanding, respectivley, having a liquidation preference of $50 per share ($49,186)	1	1
Common shares of beneficial interest, $.001 par value, 47,727,273 shares authorized; 23,345,877 and 23,067,336 issued and outstanding, respectively	23	23
Additional paid-in-capital	535,072	596,653
Retained earnings (deficit)	(37,253)	(54,474)
Accumulated other comprehensive loss	(5,924)	(5,898)
Unearned compensation - restricted shares	(9,418)	(9,349)
Total shareholders’ equity	482,501	526,959
	$1,419,242	$1,310,742

The accompanying notes are an integral part of these financial statements.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share information)

	Years Ended December 31,
	2003	2002	2001
Revenues:
Minimum rents	$109,613	$102,727	$105,454
Straight line rents	3,442	2,057	4,444
Expense reimbursements	32,801	29,526	31,608
Mortgage interest income	1,318	896	1,017
Real estate fee income	11,988	12,230	2,660
Total revenue	159,162	147,436	145,183

Expenses:
Real estate taxes	30,199	27,375	27,524
Property operating and leasing	29,817	23,823	21,093
General and administrative	8,681	7,023	5,566
Depreciation and amortization	34,268	31,560	31,985
Interest expense:	—	—	—
Interest incurred, net	23,305	26,880	30,778
Amortization of deferred financing costs	3,354	2,918	2,376
Early extinguishment of debt	—	—	1,616
Impairment of asset	—	1,228	37,994
Total expenses	129,624	120,807	158,932

Income (loss) from continuing operations before income taxes and equity in net income of affiliate	29,538	26,629	(13,749)
(Provision for) benefit from income tax expense	(1,111)	(1,373)	694
Equity in net income of affiliate	2,281	1,994	3,309

Income (loss) from continuing operations	30,708	27,250	(9,746)

Discontinued operations:
Gain on sale, net of tax	36,785	29,899	—
Income from operations of sold properties, net of tax	4,867	5,281	7,590

Income (loss) before gain on sale of real estate, and cumulative effect of change in accounting principle	72,360	62,430	(2,156)
Gain on sale of real estate, net of tax	5,696	12,962	30,153

Income before extraordinary item	78,056	75,392	27,997
Extraordinary item, early extinguishment of debt, net of tax	—	—	—

Income before cumulative effect of change in accounting principle	78,056	75,392	27,997
Cumulative effect of change in accounting principle, net of tax	6,528	—	—

Net income	84,584	75,392	27,997
Preferred dividends	(9,599)	(10,090)	(10,090)

Net income available to common shareholders	$74,985	$65,302	$17,907

Basic EPS:
Income available to common shareholders from continuing operations	$1.16	$1.32	$0.46
Discontinued operations	1.82	1.55	0.34
Cumulative effect of change in accounting principle	0.28	—	—
Net income available to common shareholders	$3.26	$2.87	$0.80

Diluted EPS:
Income available to common shareholders from continuing operations	$1.13	$1.29	$0.45
Discontinued operations	1.76	1.50	0.33
Cumulative effect of change in accounting principle	0.27	—	—
Net income available to common shareholders	$3.16	$2.79	$0.78

Distributions per common share	$2.43	$2.31	$2.10

Proforma net income assuming new method of accounting for certain developer notes was applied retroactively (see Note 6)	$78,056	$81,920	$27,997

The accompanying notes are an integral part of these financial statements

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2003	2002	2001

Net income	$84,584	$75,392	$27,997

Other comprehensive income (loss):
Settlement of interest rate protection agreement	(972)	(6,220)
Amortization of interest rate protection agreement	946	322	—

Comprehensive income	$84,558	$69,494	$27,997

The accompanying notes are an integral part of these financial statements

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except for share information)

	Preferred Shares, Series A		Convertible Preferred Shares Series B		Preferred Shares Series C		Class B Common Shares
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance, December 31, 2000	3,000,000	3	994,712	1	—	—	—	—
Shares issued for share options exercised
Director share awards
Employee share awards
Amortization of unearned compensation
Retirement of employee share awards
Distributions declared on common shares, $2.10 per share
Distributions declared on preferred shares, Series A $2.12 per share
Distributions declared on convertible preferred shares, Series B, $3.75 per share
Net income	—	—	—	—	—	—	—	—
Balance, December 31, 2001	3,000,000	3	994,712	1	—	—	—	—
Issuance of stock for stock options exercised
Employee share awards
Director share awards
Amortization of unearned compensation
Retirement of unearned compensation
Purchase of treasury stock
Retirement of treasury stock
Distribution declared on common shares, $2.31 per share
Distributions declared on preferred shares, Series A $2.12 per share
Distributions declared on convertible preferred shares, Series B, $3.75 per share
Settlement of interest rate protection agreement
Amortization of interest rate protection agreement
Net income	—	—	—	—	—	—	—	—
Balance, December 31, 2002	3,000,000	3	994,712	1	—	—	—	—
Issuance of stock for stock options exercised
Issuance of preferred shares, Series C, net of offering costs of $2,366					3,000,000	3
Employee share awards
Director share awards
Amortization of unearned compensation
Retirement of unearned compensation
Purchase of treasury stock
Retirement of treasury stock
Share conversion preferred Series B			(11,000)	—
Distribution declared on common shares, $2.43 per share
Distributions declared on preferred shares, Series A $2.12 per share
Distributions declared on convertible preferred shares, Series B, $3.75 per share
Distributions declared on preferred shares, Series C $0.184 per share
Redemptions of preferred Series A	(3,000,000)	(3)
Redemptions of preferred Series C					(3,000,000)	(3)
Settlement of interest rate protection agreement
Amortization o f interest rate protection agreement
Net income	—	—	—	—	—	—	—	—
Balance, December 31, 2003	—	$—	983,712	$1	—	$—	—	$—

	Common Shares		Additional	Retained		Unearned Compensation	Accumulated Other	Total
	Number of Shares	Amount	Paid-In Capital	Earnings (Deficit)	Treasury Stock	Restricted Shares	Comprehensive Loss	Shareholders’ Equity
Balance, December 31, 2000	22,283,930	22	573,430	(36,769)	—	(2,301)	—	534,386
Shares issued for share options exercised	324,258	1	7,825					7,826
Director share awards	1,720		80					80
Employee share awards	147,400		6,766			(6,766)		—
Amortization of unearned compensation						1,019		1,019
Retirement of employee share awards	(3,395)		(129)			129		—
Distributions declared on common shares, $2.10 per share				(47,423)				(47,423)
Distributions declared on preferred shares, Series A $2.12 per share				(6,360)				(6,360)
Distributions declared on convertible preferred shares, Series B, $3.75 per share				(3,730)				(3,730)
Net income	—	—	—	27,997	—	—	—	27,997
Balance, December 31, 2001	22,753,913	23	587,972	(66,285)	—	(7,919)	—	513,795
Issuance of stock for stock options exercised	235,557	—	4,604					4,604
Employee share awards	105,481	—	5,137			(5,137)		—
Director share awards	1,797	—	87					87
Amortization of unearned compensation						3,196		3,196
Retirement of unearned compensation	(11,232)	—	(511)			511		—
Purchase of treasury stock					(1,044)			(1,044)
Retirement of treasury stock	(18,180)	—	(636)	(408)	1,044			—
Distribution declared on common shares, $2.31 per share				(53,083)				(53,083)
Distributions declared on preferred shares, Series A $2.12 per share				(6,360)				(6,360)
Distributions declared on convertible preferred shares, Series B, $3.75 per share				(3,730)				(3,730)
Settlement of interest rate protection agreement							(6,220)	(6,220)
Amortization of interest rate protection agreement							322	322
Net income	—	—	—	75,392	—	—	—	75,392
Balance, December 31, 2002	23,067,336	23	596,653	(54,474)	—	(9,349)	(5,898)	526,959
Issuance of stock for stock options exercised	198,181	—	6,073					6,073
Issuance of preferred shares, Series C, net of offering costs of $2,366			72,634					72,637
Employee share awards	116,586	—	6,470			(6,470)		—
Director share awards	1,525	—	92					92
Amortization of unearned compensation						6,312		6,312
Retirement of unearned compensation	(1,776)	—	(89)			89		—
Purchase of treasury stock					(3,503)			(3,503)
Retirement of treasury stock	(48,618)	—	(2,231)	(1,272)	3,503			—
Share conversion preferred Series B	12,643	—
Distribution declared on common shares, $2.43 per share				(56,491)				(56,491)
Distributions declared on preferred shares, Series A $2.12 per share				(2,225)				(2,225)
Distributions declared on convertible preferred shares, Series B, $3.75 per share				(3,721)				(3,721)
Distributions declared on preferred shares, Series C $0.184 per share				(365)				(365)
Redemptions of preferred Series A			(71,896)	(3,101)				(75,000)
Redemptions of preferred Series C			(72,634)	(187)				(72,824)
Settlement of interest rate protection agreement							946	946
Amortization o f interest rate protection agreement							(972)	(972)
Net income	—	—	—	84,583	—	—	—	84,583
Balance, December 31, 2003	23,345,877	$23	$535,072	$(37,253)	$—	$(9,418)	$(5,924)	$482,501

The accompanying notes are an integral part of these consolidated financial statements.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net Income	$84,584	$75,392	$27,997
Adjustments to reconcile net income to net cash provided by operating activities
Impairment of asset	—	1,228	37,994
Early extinguishment of debt	—	—	1,616
Bad debts	1,322	1,137	1,439
Depreciation	33,512	31,314	32,470
Amortization of deferred financing costs	3,354	2,918	2,376
Other amortization	2,799	3,481	2,921
Straight-line rents	(3,654)	(2,161)	(4,582)
Incentive stock awards	6,401	3,283	1,099
Equity in net income of affiliates	(2,281)	(1,993)	(3,308)
Gain on disposal of real estate, net of tax	(42,481)	(44,455)	(32,014)
Net changes in:
Tenant accounts receivable	(1,816)	(68)	1,197
Prepaid expenses and other assets	(6,096)	(6,125)	2,691
Rents received in advance and security deposits	281	1,869	2,098
Accounts payable and accrued expenses	(1,704)	(6,454)	(765)
Net cash provided by operating activities	74,221	59,366	73,229
Cash flows from investing activities
Change in restricted cash and cash equivalents	22,921	(58,660)	24,268
Acquisition of real estate	(130,595)	(110,060)	(66,869)
Additions to construction in progress	(46,797)	(73,052)	(110,670)
Improvements and additions to properties	(17,832)	(12,581)	(17,598)
Disposition of real estate	73,529	163,200	80,961
Change in deposits on acquisitions	(1,479)	15	789
Issuance of mortgage and other notes receivable	(82,615)	(6,553)	(1,269)
Repayment of mortgage and other notes receivable	69,523	1,896	15,599
Investment in and advances to affiliate	(13,861)	(12,369)	1,411
Acquisition of CRS, net of cash received	—	—	151
Receivables from affiliates and employees	16	15	96
Additions to deferred expenses	(7,814)	(4,733)	(3,371)
Net cash used in investing activities	(135,004)	(112,882)	(76,502)
Cash flows from financing activities
Proceeds from sales of preferred shares	75,003	—	—
Proceeds from sale of common shares	6,073	4,604	7,825
Offering costs paid	(2,366)	—	—
Proceeds from issuance of unsecured notes payable	—	142,009	—
Proceeds from issuance of senior unsecured debt	147,940	—	—
Proceeds from issuance of mortgage bonds payable	—	88,109	—
Proceeds from issuance of tax exempt bonds	—	45,952	—
Proceeds from line of credit	578,500	147,000	155,500
Redemption of preferred stock	(147,824)	—	—
Repayment of line of credit	(382,800)	(260,500)	(100,333)
Repayment of revenue bonds payable	(210)	(210)	—
Repayments of mortgage notes payable	(1,734)	(891)	(1,415)
Repayments of mortgage bonds payable	—	(50,000)	—
Repayments of bonds payable - unsecured	(150,000)	—	—
Distributions - Common	(56,492)	(53,083)	(47,423)
Distributions - Preferred	(6,311)	(10,090)	(10,090)
Net cash provided by financing activities	59,779	52,900	4,064
Net change in cash and cash equivalents	(1,004)	(616)	791
Cash and cash equivalents, beginning of period	1,235	1,851	1,060
Cash and cash equivalents, end of period	$231	$1,235	$1,851

The accompanying notes are an integral part of these consolidated financial statements

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except for per share data)

1.                                      Organization

CenterPoint Properties Trust (the “Company”), a Maryland trust, and its wholly owned subsidiaries, owns and operates primarily warehouse and other industrial properties in the metropolitan Chicago area and operates as a real estate investment trust (“REIT”).

2.             Summary of Significant Accounting Policies

Lease Revenue

Minimum rents are recognized on a straight-line basis over the terms of the respective leases.  Unbilled rents receivable represent the amount that straight-line rental revenue exceeds rents due under the lease agreements.  Unbilled rents receivable, included in tenants accounts receivable, at December 31, 2003 and 2002 were $24,271 and $22,989 respectively.  Recoveries from tenants for taxes, insurance and other property operating expenses are recognized in the period the applicable costs are incurred.

The Company provides an allowance for doubtful accounts against the portion of accounts receivable and notes receivable which is estimated to be uncollectible.  Specifically, the Company allows for identified troubled accounts and also provides a general reserve.  Tenant accounts receivable in the consolidated balance sheets is shown net of an allowance for doubtful accounts of $1,705 and $1,318 as of December 31, 2003 and 2002, respectively.

Real Estate Fee Income

Real estate fee income includes revenues recognized for development services provided by the Company, property management services, assignment fees, and other real estate related transactions.  The Company earns development fees acting as a contractor.  Development fees for third party construction contracts where the Company had guaranteed construction costs are recognized based on percentage of completion.  Percentage of completion is measured as total costs incurred as a percentage of total estimated costs for the project.  The Company earns other development fees where it does not guarantee the cost of construction.  In these cases, the fee is recognized on a straight-line basis over the term of the development agreement, provided a constant level of project management effort is required.

Discontinued Operations

Effective January 1, 2002, the Company adopted FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” a replacement of FAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of”, and the accounting and reporting provisions of APB No. 30, “Reporting of Operations – Reporting the Effects of Disposal of a Segment of the Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”.  FAS No. 144 retained the basic provisions of Opinion 30 for the presentation of discontinued operations in the income statement but it broadens the requirements to include a component of an entity (rather than a segment of a business).  A component of an entity comprises operations and cash flows that can be clearly distinguished from the entity for financial reporting purposes.  For purposes of applying FAS No. 144, the Company considers each operating property to be an operating component.  Property investments sold before operating activities commence are not considered components, and are therefore not subject to discontinued operations presentation.

In summary, the gain or loss upon sale for properties sold that were not classified as held for sale at December 31, 2001 are shown as discontinued operations.  In addition, operating results for such properties for all prior periods presented have been reclassified to net income from discontinued operations.

Deferred Expenses

Deferred expenses consist principally of financing fees and leasing commissions.  Leasing commissions are amortized on a straight-line basis over the terms of the respective lease agreements.  Financing costs are amortized over the terms of the respective loan agreements.

Properties

The Company accounts for all acquisitions closed subsequent to June 30, 2001 in accordance with FAS No. 141, “Business Combinations” (“FAS 141”).  The Company allocates the purchase price of the property based on the fair value of the assets acquired, which may include land, building, tenant improvements and certain intangible assets.  The Company allocates the purchase price to the fair value of the tangible assets of an acquired property determined by valuing the property as if it were vacant.

The intangible assets generally include management’s estimate of the value of the remaining cash flows on the in-place lease, leasing costs for the in-place leases as if they were incurred and the value of the customer relationship.  The value of in-place lease and the customer intangibles are amortized to expense over the anticipated term of the lease and tenant relationship.  If a tenant terminates its lease early, the unamortized portion of the tenant improvements, leasing commissions and the in-place lease value is charged to expense.

Real estate assets are stated at cost.  Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Years
Building and improvements	31.5 and 40
Land improvements	15
Furniture, fixtures and equipment	4 to 15

Construction allowances for tenant improvements are capitalized and amortized over the terms of each specific lease.  Repairs and maintenance are charged to expense when incurred.  Expenditures for improvements are capitalized.  When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts.  The resulting gains or losses from dispositions of properties are reflected in operations.

The Company reviews the carrying value of its investments in real estate for impairment in accordance with FAS No. 144, mentioned above.  FAS No. 144 retained the basic provisions of FAS No. 121 with respect to asset impairments, but provides more specific guidance related to measuring impairment.  The Company will continue to recognize an impairment loss on real estate assets under the following circumstances:

•                                          When an asset is designated to be held for sale and the fair value of the asset less the cost of disposal is less than the asset’s carrying value, or

•                                          When market conditions or some triggering event has made it certain that the carrying amount of an asset held for use might not be recoverable and the estimated undiscounted cash flows of the asset are insufficient to recover the carrying value of the asset.

In cases of impairment, the asset will be reduced to its fair value based on the property’s estimated discounted future cash flows.  The amount of the reduction is recorded as an operating expense, impairment of asset.

Preacquisition Costs

These costs are capitalized and included in prepaid expenses when incurred if they are directly identifiable with a specific property that the Company is actively seeking to acquire or develop.  If the Company ceases pursuit of the project or the project fails to meet the Company’s investment criteria, the Company will write off the related capitalized preacquisition costs.

Construction in Progress

Construction in progress consists of properties currently under development.  Land acquisition costs and direct and indirect construction costs (including costs of the Company’s development department) are included in construction in progress until the property or building is completed.  During the construction period property taxes and insurance associated with the property under construction are capitalized as property cost.  In addition, interest is capitalized monthly based on the average construction balance multiplied by the Company’s weighted average interest on debt outstanding during the month.  Interest and other operating costs incurred for such items after the property is substantially complete and ready for its intended use are charged to expense as incurred.  At the time the project is placed in service, it is reclassified into land and building and depreciated accordingly.

For industrial park and multi-phased developments, costs are assigned to individual components of the project when those costs benefit certain sites rather than the whole project.  Where specific identification is impractical or costs incurred benefit the project as a whole, capitalized costs are allocated as follows:

•                                          Site acquisition costs and all other common costs are allocated to each land parcel benefited.  Allocation of such costs is based on the relative fair value before construction.

•                                          Site improvement and construction costs are allocated to individual units in the phase on the basis of relative sales value of each unit.

•                                          When allocation based on relative sales value is impracticable, capitalized costs are allocated based on acreage.

In the event a parcel within a park development is sold prior to completion of the park, the cost of the sold parcel will reflect a pro rata allocation of future common costs.

Real Estate Held for Sale

In accordance with FAS No. 144, as mentioned above, the Company classifies properties under contract for sale, or assets otherwise designated for sale by management, which meet the criteria of FAS No. 144, as of the end of the quarter as real estate held for sale.  The assets are stated at the lesser of cost net of accumulated depreciation or fair value less cost to dispose, and depreciation expense ceases until the consummation of the sale.

Cash and Cash Equivalents

For purposes of the consolidated financial statements, the Company considers all investments purchased with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash represents escrow and reserve funds for real estate taxes, capital improvements, and certain security deposits.  The funds in this account are invested in short term investments and valued at cost, which approximates market.

Developer Notes (Tax Increment Financing)

Tax Increment Financing (“TIF”) is a municipal financing and planning technique that is widely used to renovate declining areas or redevelop blighted areas while expanding a municipality’s tax base.  TIFs allow municipalities to make needed public and private improvements by promising to return all or a portion of the real estate tax increase generated by the improvements to the developer for a limited period of time.  This contract to pay the tax increment to the developer is usually documented in a redevelopment agreement between the city and the developer and, in situations where the developer provides the initial funding of these improvements, a corresponding developer note payable from the municipality to the developer is created in an amount equal to agreed upon eligible construction costs.  In the course of business for certain development projects, the Company has obtained TIFs from municipalities in order to finance improvements such as streets, curbs, sidewalks, building demolition, land assemblage, site rehabilitation and other eligible items.

The Company accounts for developer notes based on the facts and circumstances of the development, the terms of the redevelopment agreement, the source of the real estate taxes funding the TIF district and the deemed collectibility of the underlying TIF.  The Company has described its accounting for each of its TIF arrangements in Note 6 and has described the financial impact of a related change in accounting principle in Note 7.

Investment in and Advances to Affiliate

The Company accounts for its investments in affiliates using the equity method whereby its cost of investment is adjusted for its share of equity in net income or loss from the date of inception and reduced by distributions received.

The equity method is applied to investments when the Company does not have a majority interest in the investee, but does have significant influence over the operating and financial policies of the investee company.  The equity method of accounting is also applied to investees when the Company has a majority ownership but does not have a majority vote or controlling interest.

Consolidation

The Company’s consolidated financial statements include all of its accounts and other entities in which the Company has control.  Significant intercompany accounts and transactions have been eliminated upon consolidation.  The Company consolidates the operations of CenterPoint Realty Services Corporation (“CRS”), a wholly owned taxable REIT subsidiary.

CenterPoint Materials Corporation

Pursuant to the redevelopment agreement related to CenterPoint Intermodal Center, the Company has established a procurement company on the site.  The purpose of the procurement company is to capture sales taxes for the benefit of the town of Elwood, Illinois.  In addition, a portion of the sales taxes collected by the town of Elwood will be used to repay the developer notes held by the Company described in Note 6.  The Company accounts for the activities of the procurement company by netting material sales with material purchases and associated costs.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Factors that may affect CenterPoint’s estimates include:

•                                          The Company’s ability to collect on receivables from bankrupt tenants including the Company’s HALO Industries, Incorporated (“HALO”) rents receivable and lease claim.

•                                          The city of Chicago’s ability to collect tax increment proceeds and fund the developer notes according to the Chicago International Produce Market (“CIPM”) development agreement, thereby supporting the value of the TIF notes recorded by the Company.

•                                          The city of Elwood’s ability to collect tax increment proceeds and fund the developer notes according to the CenterPoint Intermodal Center redevelopment agreement.

•                                          The Company’s ability to forecast accurately and control spending on long term development projects where total cost estimates and future left to spend estimates have been accrued in the case of sales of a portion of the entire project.

Income Taxes

The Company qualified as a REIT under sections 856-860 of the Internal Revenue Code beginning January 1, 1994.  In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable ordinary income in 2003, 2002 and 2001 to shareholders and to meet certain asset and income tests as well as certain other requirements.  As a REIT, the Company will generally not be liable for Federal income taxes to the extent that it distributes its ordinary and net capital gain income to its shareholders.

CRS is subject to income taxes.  In accordance with FAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry forwards of CRS.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair value of Financial Instruments

The Company’s financial instruments include cash equivalents, tenant accounts receivable, mortgage and other notes receivable, accounts payable, other accrued expenses, notes payable, and mortgage loans payable.  The Company assesses the fair value of these instruments based on market rates for financial instruments with similar terms.

Common Share-Based Compensation

The Company has several common share-based employee compensation plans, which are described in detail in Note 12.  The Company accounts for these plans under the recognition and measurement principles of APB No. 25, “Accounting for Stock Issued to Employees” and related interpretations.  The Company records restricted share grants by recognizing the fair value of stock as of the grant date as unearned compensation, a separate component of shareholders’ equity.  Unearned compensation is then amortized to compensation expense over the expected vesting period.  For options granted to employees, no compensation expense is reflected in net income as long as the options granted have exercise prices equal to the market value of underlying common shares on the date of the grant.  The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FAS No. 123, “Accounting for Stock-Based Compensation.”

	Year Ended December 31,
	2003	2002	2001
	(in thousands, except per share data)
Net income available to common shareholders, as reported	$74,985	$65,302	$17,907
Deduct: total share-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,878)	(1,975)	(1,769)

Pro forma net income available to common shareholders	$73,107	$63,327	$16,138

Per share net income available to common shareholders
Basic - as reported	$3.26	$2.87	$0.80
Basic - pro forma	$3.18	$2.78	$0.72

Diluted - as reported	$3.16	$2.79	$0.78
Diluted - pro forma	$3.10	$2.72	$0.71

Derivative Financial Instruments

The Company used interest rate protection agreements in 2003 and 2002 to lock in the interest rate on an anticipated debt offering, and may utilize interest rate protection agreements in the future.  Receipts or payments that result from the settlement of rate protection agreements are recognized in other comprehensive income (loss) and amortized over the life of the new debt issuance as amortization of financing costs.  During the period prior to the settlement, interest rate protection agreements that qualify for hedge accounting are marked to market and any gain or loss is recognized in other comprehensive income (loss).  Any agreements that do not qualify for hedge accounting are marked to market and any gain or loss is recognized in net income.

Reclassifications

On January 1, 2003, the Company adopted the FASB’s Statement of Financial Accounting Standard No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“FAS 145”).  FAS 145 rescinds FAS 4, FAS 44 and FAS 64 and amends FAS 13 to modify the accounting for sales-leaseback transactions. FAS 4 required the classification of gains and losses resulting from extinguishment of debt to be classified as extraordinary items.  Pursuant to the adoption of FAS 145, the Company reclassified amounts shown as extraordinary for the year ended December 31, 2001 to continuing operations.

Certain other items presented in the consolidated statements of operations for prior periods have been reclassified to conform with current classifications with no effect on results of operations.

Accounting Pronouncements

On December 24, 2003, FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” – an interpretation of ARB 51 (“FIN 46R”) was issued.  FIN 46R includes modifications that have been incorporated directly into the revised FIN 46, rather than into a new interpretation that amends FIN 46.  FIN 46R incorporated much of the guidance previously issued in the form of FASB Staff Positions (“FSPs”).  The Company is required to apply FIN 46R to all of its investments that are subject to FIN 46R no later than the end of the first reporting period that ends after March 15, 2004.  However,  the Company is required to apply the provisions of FIN 46 or FIN 46R to investments in entities that are considered to be special-purpose entities December 31, 2003.  The Company does not have any investments in entities that are considered special-purpose entities as of December 31, 2003.  The Company does not expect its evaluation of its investments that will be subject to FIN 46R for the quarter ended March 31, 2004 to result in the consolidation of any entities.  FIN 46 and FIN 46R do not have an impact on net income available to common shareholders or the Company’s liquidity.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.”  SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying derivative instrument to conform it to language used in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and (4) amends certain other existing pronouncements.  SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003.  The Company has applied the provisions of this pronouncement to all contracts entered into during the second half of 2003 which resulted in no impact on its results of operations, financial position or liquidity.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”  SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain instruments with characteristics of both liabilities and equity.  SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer.  This pronouncement requires the issuer to mark-to-market certain minority interest liabilities as of the balance sheet date with the adjustment posted to the statement of operations.  SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  On October 29, 2003, the FASB elected to defer the provisions of paragraph 9 and 10 of SFAS No. 150 as they apply to mandatorily redeemable non-controlling interests.  The FASB’s decision with respect to the deferral, early adoption, and restatement will likely be issued in conjunction with the finalization of the proposed FASB Staff Position 150-c, “Effective Date and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities of SFAS No. 150.”

At the July 31, 2003 Emerging Issues Task Force (“EITF”) meeting, Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” was clarified for the purposes of applying Topic D-42.  When calculating the excess of (1) fair value of the consideration transferred to the holders of the preferred stock over (2) the carrying amount of the preferred stock in the registrant’s balance sheet, the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock, regardless of where in the stockholders’ equity section those costs were initially classified on issuance.  This clarification of Topic D-42 has affected the Company’s accounting for its original offering costs upon the redemption of its 8.48% Series A Cumulative Redeemable Preferred Shares (“Series A Preferred Shares”) which were redeemed May 6, 2003 and its variable rate Series C Cumulative Redeemable Preferred Shares (“Series C Preferred Shares”) which were redeemed on July 7, 2003.  Preferred dividends on the Company’s statement of operations includes $3,101 from the original offering costs on the redeemed Series A Preferred Shares and $187 from the original offering costs of the Series C Preferred Shares.

3.             Property Acquisitions and Dispositions

During each of the years ended December 31, 2003, 2002 and 2001, the Company acquired 13, 28 and 16 operating properties, respectively, consisting principally of single-tenant buildings for an aggregate purchase price of approximately $127,901, $129,247 and $69,899, respectively.  The properties were funded with proceeds from properties sold, borrowings under the Company’s lines of credit, and proceeds of debt issuances in 2002 and 2003.  The acquisitions have been accounted for utilizing the purchase method of accounting, and accordingly, the results of operations of the acquired properties are included in the consolidated statements of operations from the dates of acquisition.

The Company disposed of 14 properties and 14 land parcels in 2003, 19 properties and 6 land parcels in 2002, and 18 properties and 3 land parcels in 2001 for aggregate proceeds of approximately $73,529, $163,200 and $80,961, respectively.

4.             Mortgage and Other Notes Receivable

As of December 31, 2003, the Company had mortgages and other notes receivable outstanding of $63,084.  The notes bear interest at rates ranging from 4.0% to 11.0% and mature at dates ranging from February 2004 to June 2023.  As of December 31, 2002, the Company had mortgage and other notes receivable outstanding of $30,287, bearing interest ranging from 6.25% to 11.0% and maturing at dates ranging from July 2003 to December 2020.  Certain notes require payment of interest and principal monthly.  The following schedule presents the principal payments and balances due upon maturity for mortgage notes receivable as of December 31, 2003:

Total

2004	$33,293
2005	4,015
2006	3,201
2007	704
2008	774
thereafter	21,097

Total	$63,084

Land and buildings have been pledged as collateral for certain the above notes receivable held as mortgages.

5.             Investment in and Advances to Affiliates

CenterPoint Joint Venture, L.L.C.

CRS owns 25% of CenterPoint Venture, L.L.C. (the “Venture”) which is engaged to position, package and sell stabilized industrial property investment opportunities.  CalEast, a partnership of the California Public Employees Retirement System and Jones Lang LaSalle own the remaining 75% of the Venture.  Members make capital contributions equal to their respective pro-rata ownership percentages.  The Company can earn a promote distribution once 11% cumulative preferred distributions have been paid in accordance with the Venture agreement dated December 29, 1999.  All cash distributions are paid at the end of each calendar quarter, to each member.

In conjunction with the consolidation of CRS, the Company’s investment in affiliate for December 31, 2003 and 2002 and equity in affiliate for the three years ended December 31, 2003 include the Venture.

Summarized financial information for the Venture is shown below:

Balance Sheets:

	December 31, 2003	December 31, 2002
Assets
Net investment in real estate	$93,312	$88,896
Other assets	3,983	4,764
Total assets	$97,295	$93,660
Liabilities
Secured line of credit	$55,000	$54,904
Other liabilities	10,183	12,230
Total liabilities	65,183	67,134
Members’ equity	32,112	26,526
Total liabilities and members’ equity	$97,295	$93,660

Statements of Operations:

	Year Ending December 31,
	2003	2002	2001
Rental revenue	$9,208	$6,536	$10,956

Operating expenses
Property, operating and leasing	4,357	2,391	2,830
Depreciation and amortization	2,135	1,372	2,091
Interest	2,376	1,998	3,748
Total operating expenses	8,868	5,761	8,669

Operating income	340	775	2,287

Discontinued operations
Gain on sale of real estate	3,633	2,623
Income from operations	634	1,899	1,533
Minority interest allocable to discontinued operations	(827)

Gain (loss) on sale of real estate	(508)		5,289
Net income	$3,272	$5,297	$9,109

The following table portrays certain operating information for the Venture as of the end of December 31, 2003, 2002 and 2001:

	2003		2002		2001

Number of owned warehouse/industrial properties	17		14		9
Square footage of owned warehouse/industrial properties	2.4	million	2.6	million	1.9	million
Occupancy	76.9%		78.1%		94.2%

Number of warehouse/industrial properties under construction	—		—		3

In 2000, CRS paid an additional $1,800 in syndication fees relating to the Venture and is amortizing this on a straight-line basis over the life of the Venture, 7 years.  Amortization of the syndication fees of $257 is included in equity in net income (loss) of affiliates on the Company’s Consolidated Statement of Operations for each of the twelve months ended December 31, 2003, 2002 and 2001.  Unamortized syndication fees of $793, $1,050 and $1,307 are included in investments in affiliates in the Company’s Consolidated Balance Sheets as of December 31, 2003, 2002 and 2001, respectively.

Chicago Manufacturing Campus

On January 14, 2002, CenterPoint finalized a joint venture agreement with Ford Motor Land Development Corporation (“Ford Land”) to develop Ford’s new automotive supplier manufacturing campus located on Chicago’s southeast side.  Chicago Manufacturing Campus, LLC (“CMC”), is owned 51% by CenterPoint and 49% by Ford Land.  The park will occupy a 155-acre former brownfield site located approximately one-half mile from Ford’s Chicago Assembly Plant on the southeast side, near the intersection of 126th Street and Torrence Avenue.  Site preparation and construction of four buildings, or 1.6 million square feet, began during the second quarter of 2002 and was completed in the third quarter of 2003.  Equity contributions by the venture partners of CMC are summarized below (as of December 31, 2003):

	CenterPoint	Ford Land

Land contributions	$5,337	$—
Cash contributions	32,134	36,000

Total contributions	$37,471	$36,000

Total contribution commitment	$52,000	$36,000

Although the Company has a majority ownership in the venture, there is equal participation on the board of directors of the venture, which provides the minority owner with participating rights that meet the criteria of EITF 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights”.  Accordingly, the Company is accounting for the venture using the equity method.  Summarized financial information for CMC is shown below.

Balance Sheet:

	December 31, 2003	December 31, 2002
Assets:
Land	$21,614	$—
Building	53,399	—
Construction in progress	—	47,115
	75,013	47,115
Less accumulated depreciation and amortization	(999)	—
Net investment in real estate	74,014	47,115

Cash and cash equivalents	4,423	3,296
Restricted cash	1,051	5,144
Tenant accounts receivable, net	438	1,205
Prepaid expenses and other assets	473	6
Deferred expenses, net	67	27

Total assets	$80,466	$56,793

Liabilities:
Accounts payable	$3,249	$6,785
Accrued expenses	3,788	1,532
Security and tenant improvement deposits	491	4,207
Total liabilities	7,528	12,524

Commitments and contingencies

Members’ equity:
Ford Motor Land Development Corporation	35,739	21,692
CenterPoint CMC Holdings, LLC	37,199	22,577
Total members’ equity	72,938	44,269

Total liabilities and members’ equity	$80,466	$56,793

Statement of Operations:

	For the Year Ended December 31, 2003	For the Year Ended December 31, 2002

Revenues:
Minimum rents	$3,264	$—
Straight line rents	362	—
Expense reimbursements	394	—
Total revenue	4,020	—

Expenses
Real estate taxes	$58	$—
Property operating and leasing	280	—
General and administrative	46	11
Depreciation and amortization	1,003
Total expenses	1,387	11

Operating income	2,633	(11)

Interest Income	78	109

Net income	$2,711	$98

CenterPoint incurred $357 in development department costs that were not reimbursed by CMC upon original purchase of the land and are included in the Company’s investments in and advances to affiliates.  These development department costs will be written off upon any sale of the land.  Additionally, during the entire construction period, the Company has capitalized interest of $923 in 2003 and $661 in 2002 to the extent of its equity investment at the time and this interest is included in investments in and advances to affiliates.  These costs are being amortized over the depreciation period of the buildings constructed in this project.  For the twelve months ended December 31, 2003, the Company amortized $20 of these costs, and there was no such amortization in 2002.

Also, the Company earned fees from CMC totaling $1,127 in 2003 and $1,765 in 2002.  $518 and $865 of which were recognized in real estate fee income for development services for 2003 and 2002, respectively.  $609 and $900 of additional fees were deferred due to the Company’s ownership percentage in CMC for 2003 and 2002, respectively.  At December 31, 2003 and 2002, the Company had $356 and $717 in fees receivable from CMC, respectively.

6.             Developer Notes (Tax Increment Financing)

As of December 31, 2003 the Company held two series of Tax Increment Financing (TIF) developer notes receivable.  As of December 31, 2002, the Company held three series of TIF developer notes receivable.  The first series of developer notes relate to a 25 acre sold development at the Chicago International Produce Market (“CIPM”) in the city of Chicago, Illinios.  The second series of developer notes relate to the 2,200 acre CenterPoint Intermodal Center (“CIC”) in the city of Elwood, Illinois.  The final series of developer notes related to an 18 acre development at 5800 West Touhy Avenue, Niles Illinois, for an office development.  The Niles property was sold in 2002 and the developer notes were repaid in 2003.

All of the developer notes receivable were provided to the Company in connection with redevelopment plans that the Company and each respective municipality are currently involved with or were involved with in the past.  The developer notes were provided to the Company under the terms of three different redevelopment agreements, all of which were issued to the Company after certain construction costs were incurred to develop previously undeveloped land.

Each of the developer notes mentioned above are to be repaid by the respective municipalities from real estate tax increment collections within their respective TIF districts.  However, the terms related to each of these TIF districts and the sources of real estate tax increment used to repay the developer notes receivable are each unique:

•                                          The CIPM developer notes receivable bear tax exempt interest at 8.5% and terminate in 2020.  The CIPM project resides in the Pilsen District of Chicago and the notes are serviced by the tax increment raised by the entire Pilsen District (907 acres), which is a neighborhood being redeveloped and currently producing tax increment.  The CIPM project represents 2.8% of the district’s developable land.  As of December 31, 2003 and 2002 the Company had completed its development of the CIPM site and had sold all related parcels, however, the Company continues to hold the developer notes receivable.

•                                          The CIC developer notes receivable bear tax exempt interest at 10.0% and terminate in 2023.  The CIC represents an entire TIF district.  Therefore, the Company’s developer notes are serviced solely by the tax increment produced by the Company’s real estate development, portions of which sold during 2003 and 2002.

•                                          The 5800 West Touhy developer notes receivable bear no interest and terminate in 2008.  They are serviced by the tax increment raised by the entire retail and office development, comprising 56 acres on Touhy Avenue in Niles, Illinois. This acreage was redeveloped from an old industrial building and resides in the heart of a retail and commercial district of Niles. The 5800 West Touhy property represents 32.1% of the TIF district which supports its payment and the 5800 West Touhy developer note represents 25.2% of the total balance of the developer note for the retail and office complex. As mentioned above, these developer notes were repaid in 2003.

2003 Change in TIF Accounting Policy

As of December 31, 2002 and for the three quarters ending September 30, 2003, the Company had been applying the same accounting principle for all of the developer notes described above.  The developer notes were recorded when the collectibility of the developer notes had been demonstrated.  The recorded value of such notes were accounted for as cost reimbursement arrangements; thereby reducing the basis of the related development.

During the fourth quarter of 2003 the Company changed its accounting policy related to developer notes receivable where the sole source of real estate tax increment will be produced by the Company’s own development activities.  Where this is the case, the real estate tax increments paid to the municipality are essentially returned to the Company.  Accordingly, the developer note receivable is more representative of a real estate tax abatement arrangement than a cost reimbursement arrangement that is being funded over time through municipal revenue sources derived from third parties.

Because the CIC project encompasses an entire TIF district and this TIF district is the sole source of real estate tax increment for purposes of servicing the CIC series of TIF developer notes, the Company’s accounting policy for the CIC developer notes has changed from a cost reimbursement arrangement to a real estate tax abatement arrangement.  The new accounting policy reflects the fact that when the Company pays real estate taxes at the CIC development, the incremental taxes flow through the city of Elwood and are returned to the Company.  Under this accounting principle, when the Company accrues real estate taxes at the CIC (because real estate taxes are paid one year in arrears) the Company simultaneously accrues an abatement receivable to offset the tax expense incurred.

As the Company sells land parcels in the CIC development third parties become responsible for future real estate taxes; however, the Company will continue to receive tax increment payments produced by such parcels until 2023, the maturity date of the CIC developer notes.  Therefore, when third parties become responsible for paying future real estate taxes (e.g. upon sale), the Company will recognize the developer notes receivable in an amount equal to the discounted value of estimated future real estate tax increment receipts related to the sold parcels though the end of the developer note agreement.  The notes recognized will decrease the carrying cost of parcels upon sale, and therefore, increase the gain recognized upon sale.

The estimate of future real estate taxes on sold parcels is based on current year tax bills and third party estimates of future taxes.  The discount rate used to determine the present value of the future real estate taxes is the face rate on the developer notes receivable (10% in the case of the CIC developer notes).

Since the Company has adopted this change in accounting policy in the fourth quarter of 2003, the new policy has been retroactively applied to the first quarter of 2003, resulting in a cumulative effect of a change in accounting principle of $6,528, representing the establishment of CIC developer notes and interest receivable of $5,904 for sold parcels at CIC and $624 for real estate tax abatements related to 2002 real estate taxes at CIC.  This change in accounting treatment also increased net income (over that which would have been reported under the previous accounting policy) for the first nine months of 2003 by $3,684, which relates to 2003 real estate tax abatements at CIC and the recognition of additional developer note principal and interest receivables due to the sale of parcels of CIC during 2003.  The four quarters of 2003 as presented in Note 21 reflect the impact of the new accounting principle.  The new accounting policy is deemed to more appropriately reflect the substance of the CIC developer notes and the agreement that the Company has with the town of Elwood, Illinois.

7.                                      Financial Impact of Change in Accounting for TIF Notes

As described in Note 6, the Company adopted a new accounting principle for certain developer notes.  The following is a summary of the results of operations of the Company for the years ended December 31, 2003, 2002 and 2001 and the proforma results of operations assuming the new method of accounting for certain developer notes for those same periods was applied retroactively.

	Years Ended December 31,
	2003	2002	2001

Results of operations as reported:

Income before cumulative effect of change in accounting principle	$78,056	$75,392	$27,997
Cumulative effect of change in accounting principle, net of tax	6,528	—	—

Net income	84,584	75,392	27,997
Preferred dividends	(9,599)	(10,090)	(10,090)

Net income available to common shareholders	$74,985	$65,302	$17,907

Basic EPS:
Income available to common shareholders from before cumulative effect of change in accounting principle	$2.98	$2.87	$0.80
Cumulative effect of change in accounting principle	0.28	—	—
Net income available to common shareholders	$3.26	$2.87	$0.80

Diluted EPS:
Income available to common shareholders from before cumulative effect of change in accounting principle	$2.89	$2.79	$0.78
Cumulative effect of change in accounting principle	0.27	—	—
Net income available to common shareholders	$3.16	$2.79	$0.78

Proforma results of operations assuming new method of accounting for certain developer notes was applied retroactively:

Net income	$78,056	$81,920	$27,997
Preferred dividends	(9,599)	(10,090)	(10,090)

Net income available to common shareholders	$68,457	$71,830	$17,907

Basic EPS:
Net income available to common shareholders	$2.98	$3.16	$0.80

Diluted EPS:
Net income available to common shareholders	$2.88	$3.07	$0.78

8.             Deferred Expenses

Fully amortized deferred expenses of $7,620 and $1,608 were written off in 2003 and 2002, respectively.  In connection with property dispositions, the Company also wrote off unamortized deferred leasing and other costs of $407 and $878 in 2003 and 2002, respectively.  Also, in 2003 and 2002, CenterPoint wrote off unamortized financing costs of $1,277 and $787 in connection with property dispositions, respectively.

The balances are as follows:

	December 31,
	2003	2002

Deferred financing costs, net of accumulated amortization of $3,669 and $7,403	$8,091	$7,494
Deferred leasing and other costs, net of accumulated amortization of $5,973 and $4,880	20,198	8,969

	$28,289	$16,463

9.             Long Term Debt

The long-term debt as of December 31, 2003 and 2002 consists of the following:

Property Pledged as	Carrying Amount of Notes at December 31,		Interest	Periodic Payment		Estimated Balloon Payment	Final Maturity
Collateral	2003	2002	Rate	Terms		at Maturity	Date
Mortgage Notes Payable and Other Debt:
7620 S. 10th Street Oak Creek, WI	1,978	2,076	8.05%	22	(b)	1,795	08/01/05
11801 South Central Alsip, IL	3,551	3,863	7.35%	49	(b)	—	01/01/12
16750 Vincennes South Holland, IL	3,963	4,025	7.75%	31	(b)	3,514	08/15/09
Designated pool of three properties (c)	13,193	13,761	7.05%	131	(b)	9,661	09/01/08
BNSF lease collateralized bonds (d)		56,228	6.56%	341	(b)	40,243	08/01/22
Capitalized lease obligation	110	333	7.00%	19	(b)	101	07/01/04
CenterPoint Equipment Capital Debt (l)	4,160	4,395	(l)	48	(b)	174		(l)
	26,955	84,681

Senior Unsecured Debt:
Bonds Payable - 1998	100,000	100,000	6.75%		(e)	100,000	04/01/05
Bonds Payable - 1999	100,000	100,000	7.14%		(e)	100,000	03/15/04
Bonds Payable - 2000		150,000	7.90%		(e)	150,000	01/15/03
Bonds Payable - 2002 (f)	150,000	150,000	5.75%		(e)	150,000	08/15/09
Bonds Payable - 2003 (g)	150,000		4.75%		(e)	150,000	08/01/10
	500,000	500,000

Tax Exempt Debt:
City of Chicago Revenue Bonds - 1997	44,100	44,100	(h)		(a)	44,100	09/08/32
City of Chicago Revenue Bonds - 2002 (i)	47,000	47,000	(i)		(a)	47,000	03/01/37
Illinois Department Finance Authority (j)	3,110	3,320	(j)		(a)	—	12/01/18
	94,210	94,420

Line of Credit:
Revolving line of credit	213,700	18,000	(k)		(k)	—	06/30/06

Total long term debt	$834,865	$697,101

(a)           The note requires monthly payments of interest only.

(b)           Amount represents the monthly payment of principal and interest.

(c)                                  Along with the purchase of several properties on December 10, 2002, the Company assumed a cross collateralized mortgage note payable of $13,810, which bears interest at 7.05%, requires monthly payments of principle and interest and terminates September, 2008.

(d)                                 On June 24, 2002, CenterPoint issued $90,176 of non-recourse bonds secured by the Burlington Northern Santa Fe (“BNSF”) ground lease, bearing interest at 6.56%, requiring monthly payments of principle and interest and maturing in June, 2022.  The lease was structured as a commercial tenant lease and the debt was solely secured by the lease held within a series of tenancy in common special purpose entities to which the Company had sole ownership interest.  In 2002 and 2003, CenterPoint sold 37.5% and 62.5% of its tenancy in common interest in the BNSF ground lease and its associated debt, respectively.  In doing so, the new owner assumed $55,992 and $33,737 of the BNSF ground lease debt in 2003 and 2002, respectively.

(e)           The note requires semi-annual payments of interest only.

(f)                                    On August 27, 2002, CenterPoint issued $150,000 of unsecured, 7-year notes that bear interest at 5.75% and require semi-annual payments of interest only.  The notes carry an effective interest rate of 6.48%.  After the settlement of an interest rate protection agreement for $6,220 and other financing costs, the Company received proceeds of $142,009.  The settlement of the interest rate protection agreement is included in accumulated other comprehensive loss and is being amortized over the term of the debt as amortization of financing costs ($888 and $322 in 2003 and 2002, respectively).

(g)                                 On July 24, 2003, the Company issued $150,000 in unsecured, 7-year notes that bear interest at a face rate of 4.75% with an effective rate of 4.95% and mature in 2010.  The proceeds from the issuance were $147,940 after issuance costs and the settlement of an interest rate lock for $946.  The settlement of the interest rate lock is included in accumulated other comprehensive loss and is being amortized over the term of the debt as amortization of deferred financing costs ($58 in 2003).

(h)                                 These Variable/Fixed Rate Demand Special Facilities Airport Revenue Bonds issued by the City of Chicago, Illinois are enhanced by a letter of credit.  The letter of credit contains certain financial covenants pertaining to consolidated net worth.  The tax-exempt bonds bear initial interest at a Weekly Adjustable Interest Rate determined by the Remarketing Agent (1.25% and 1.65% at December 31, 2003 and 2002, respectively).  The bonds require monthly payments of interest only and mature in September, 2032.  Of the original proceeds, the Company holds $1,436 and $1,427 in escrow (shown in restricted cash and cash equivalents) at December 31, 2003 and 2002, respectively, for future construction costs.

(i)                                     On March 21, 2002, the Company borrowed $47,000 Variable/Fixed Rate Demand Special Facilities Airport Revenue Bonds issued by the City of Chicago, Illinois.  The bonds are enhanced by a letter of credit, which contains certain financial covenants pertaining to consolidated net worth.  The tax-exempt bonds bear interest at a Weekly Adjustable Interest Rate determined by the Remarketing Agent (1.35% and 1.68% at December 31, 2003 and 2002, respectively).  The bonds require monthly payments of interest only and mature in March, 2037.  Of the original proceeds, the Company holds $29,915 and 41,516 in escrow (shown in restricted cash and cash equivalents) as of December 31, 2003 and 2002, respectively, for future construction costs.

(j)                                     Along with the purchase of a property on March 21, 2002, the Company assumed tax-exempt bonds of $3,530.  These Adjustable Rate Revenue Bonds, issued by the Illinois Department Financing Authority, are enhanced by a letter of credit.  The bonds bear interest at a Weekly Adjustable Interest Rate determined by the Remarketing Agent (1.22% and 1.68% at December 31, 2003 and 2002, respectively).  The bonds require monthly payments of interest only and mature in December, 2018.  On every December 1st since the Company assumed the loan, the Company is required to make a principle payment of $210 in accordance with the terms of the loan.

(k)                                  In June, 2003, the Company extended its unsecured line of credit facility, which originated in October, 1996 and was previously amended in 2000.  The 2003 amendment changed the interest rate charged on LIBOR borrowings from LIBOR plus 1.0% to LIBOR plus 0.8%.  The interest rate at December 31, 2002 was 2.4375% (LIBOR plus 1.0%) for LIBOR borrowings and there were no Prime borrowings.  The interest rate at December 31, 2003 reflects the rates paid under different LIBOR contracts ranging from 1.7875% to 1.9875% (LIBOR plus 0.8%) and there were no Prime Rate contracts outstanding.  The line requires payments of interest only when LIBOR contracts mature and monthly on borrowings under Prime Rate.

There is a commitment fee of $700 per year or 20 basis points.  At December 31, 2003 and 2002, the Company had $136,300 and $332,000, respectively, available under the line.

(l)                                     The Company has consolidated the operations of a joint venture, CenterPoint Equipment Capital Corporation, which has unsecured non-recourse debt on its books as of December 31, 2003.  The debt related to direct financing lease obligations for equipment at certain CenterPoint tenant spaces.  This entity is consolidated due to the Company’s guarantee related to one of the loans.  The first loan originated in February, 1999 for $597, bears interest at 7.2% and terminates in March, 2007 with a balloon payment due of $174.  The second loan originated in May, 2001 for $4,181, bears interest at 8.25% and terminates in November, 2015 with no balloon payment.

As of December 31, 2003 mortgage notes, other debt, senior unsecured debt, tax exempt debt and line of credit mature as follows:

Total

2004	$315,441
2005	103,497
2006	1,733
2007	1,984
2008	11,257
Thereafter	400,953

Total	$834,865

Based on borrowing rates available to the Company at the end of 2003 and 2002 for mortgage loans with similar terms and maturities, the fair value of the fixed interest rate mortgage notes payable was $542,681 compared to $526,955 carrying value for 2003 and $601,142 compared to $580,287 carrying value for 2002.

Land, buildings and equipment with an aggregate net book value of approximately $30,077 at December 31, 2003 and $65,827 at December 31, 2002 have been pledged as collateral for the above mortgage debt.

10.          Shareholders’ Equity

Common Shares of Beneficial Interest

As of December 31, 2003 and 2002, the Company had outstanding shares of 23,345,877 and 23,067,336, respectively.

Series A Cumulative Redeemable Preferred Shares of Beneficial Interest

On November 10, 1997, the Company issued 3,000,000 shares of its Series A Preferred Shares at a purchase price of $25 per share.  Dividends on the Preferred Shares were cumulative from the date of issuance and payable quarterly commencing on January 30, 1998.  The Series A Preferred Shares were not redeemable prior to October 30, 2002.

On May 5, 2003, the Company issued $75,000 of variable rate Series C Preferred Shares through a private placement to an institutional investor.  The initial dividend rate on the Series C Preferred Shares was three month LIBOR plus 150 basis points.  On May 6, 2003, proceeds from this issuance were used to redeem all outstanding shares of the Company’s Series A Preferred Shares (redemption announced April 1, 2003) for an aggregate redemption price of $25.0353 per Series A Preferred Share (approximately $75,106).  On July 7, 2003, the Company redeemed its Series C Preferred Shares with proceeds from the Company’s line of credit.  Preferred dividends on the Company’s statement of operations was increased by $3,101 and $191 due to the difference between the fair value of the consideration transferred to the holders of the shares and the carrying amount of the Series A Preferred Shares and the Series C Preferred Shares, respectively.

Series B Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest

On June 23, 1999, the Company completed a public offering of 1,000,000 shares of 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”) at a purchase price of $50.00 per share.  Dividends on the Series B Preferred Shares are cumulative from the date of issuance and payable quarterly commencing on September 30, 1999.  The payment of dividends and amounts upon liquidation will rank senior to the Common Shares.  The shares have no maturity date, but may be redeemed by the Company for $50.00 per share after June 30, 2004. The shares are convertible into common shares at a conversion price of $43.50 per common share, equivalent to a conversion rate of 1 to 1.1494.  In 2003, 11,000 shares were converted into common shares in accordance with the share agreement.

Earnings Per Common Share

Following are the reconciliations of the numerators and denominators for computing basic and diluted earnings per share (“EPS”) data:

	Years Ended December 31,
	2003	2002	2001

Numerators:
Income (loss) from continuing operations	$30,708	$27,250	$(9,746)
Gain on sale of real estate, net of tax	5,696	12,962	30,153
Dividend on preferred shares	(9,599)	(10,090)	(10,090)
Income available to common shareholders from continuing operations - for basic and diluted EPS	26,805	30,122	10,317

Discontinued operations
Gain on sale, net of tax	36,785	29,899	—
Income from operations of sold properties, net of tax	4,867	5,281	7,590
Discontinued operations - for basic and diluted EPS	41,652	35,180	7,590

Income available to common shareholders before cumulative effect of change in accounting principle	68,457	65,302	17,907

Cumulative effect of change in accounting principle - for basic and diluted EPS	6,528	—	—

Net income available to common shareholders - for basic and diluted EPS	$74,985	$65,302	$17,907

Denominators:
Weighted average common shares outstanding - for basic EPS	23,010,730	22,758,051	22,432,601
Effect of share options and grants	733,310	626,799	593,092
Weighted average common shares outstanding - for diluted EPS	23,744,040	23,384,850	23,025,693

Basic EPS:
Income available to common shareholders from continuing operations	$1.16	$1.32	$0.46
Discontinued operations	1.82	1.55	0.34
Cumulative effect of change in accounting principle	0.28	—	—
Net income available to common shareholders	$3.26	$2.87	$0.80

Diluted EPS:
Income available to common shareholders from continuing operations	$1.13	$1.29	$0.45
Discontinued operations	1.76	1.50	0.33
Cumulative effect of change in accounting principle	0.27	—	—
Net income available to common shareholders	$3.16	$2.79	$0.78

The assumed conversion of convertible preferred stock into common shares for purposes of computing diluted EPS by adding convertible preferred dividends to the numerator and adding assumed share conversions to the denominator for 2003, 2002 and 2001 would be anti-dilutive.

11.          Stock Incentive Plans

As of December 31, 2003 the Company has reserved 998,969 common shares for future issuance under the 2003 Omnibus Employee Retention and Incentive Plan (the “2003 Plan”), 54,669 common shares for future issuance under the 1995 Director Stock Plan and 1,000,000 common shares for future issuance under the dividend reinvestment and stock purchase plan.

2003 Omnibus Employee Retention and Incentive Plan

On May 16, 2003, the Shareholders adopted the 2003 Plan to permit the Company to continue to make share based awards as part of the Company’s long-term compensation plan.  In accordance with the 2003 Plan, no further grants or option awards will be made under the 2000 Omnibus Employee Retention and Incentive Plan (the “2000 Plan”).  The 2003 Plan authorizes the award of 1,200,000 shares over its term.  The 2003 Plan will be administered by a committee (the “Committee”) consisting of two or more non-employee trustees designated by the Board of Trustees of the Company.  No awards may be granted under the 2000 Plan after July 31, 2006.  The terms of the 2003 Plan are highlighted below:

•                  First, the 2003 Plan authorizes the Committee to grant options to purchase the Company’s common shares in the form of incentive stock options (“ISO’s”) or other tax-qualified options which may be subsequently authorized under the federal tax laws.  The exercise price of the options may not be less than 100% of the fair market value of common shares at the time of issuance.

•                  Second, the 2003 Plan authorizes the Committee to grant appreciation rights to key employees, which entitles the grantee to receive upon exercise the excess of (a) the fair market value of the specified number of shares at the time of exercise over (b) a price specified by the Committee which may not be less than 100% of the fair market value of the common shares at the time of grant.  The term of the option shall be fixed by the Committee, but no option shall be exercisable more than 10 years after the date of grant.

•                  Third, the 2003 Plan authorizes the Committee to grant restricted shares or equivalents of the Company’s common shares.  The restriction periods may vary at Committee’s discretion, but may not be less than one year.

•                  Finally, the 2003 Plan authorizes the Committee to grant performance awards to employees in the form of either performance shares, representing one share of the Company’s common shares, or performance units, representing an amount established by the Committee at the time of the award.  At the time the award is made, the Committee will establish superior and satisfactory performance targets measuring the Company’s performance over a set period.  The actual awards will be determined by the Committee measured against these goals.

Restricted Stock Grants

In 2003, 2002 and 2001, the Compensation Committee of the Company awarded 116,586, 105,481 and 147,400 restricted share grants to trustees, employees and officers from the 2003 Plan and the 2002 Plan.  For all restricted share awards from the 2003 Plan and the 2000 Plan, unearned compensation is recorded at the date of awards based on the market value of shares.  Unearned compensation, which is shown as a separate component of shareholders’ equity, is being amortized to expense over the eight year vesting period.

According to the terms of each respective grant agreement, the above restricted share grants are designed to vest at the earlier of eight years or at the close of business on the last day of a period commencing at least two years after the date of the award and including 60 consecutive trading days such that the average total shareholder return for such trading days equals or exceeds 60%.  Total shareholder return includes the cumulative share price appreciation plus dividends since the award.

On November 18, 2003, shares granted to employees and officers on February 21, 2001 vested after meeting performance targets specified in the 2000 Plan.  Restrictions were lifted on 138,036 shares, resulting in compensation expense of approximately $4,158 representing the unamortized portion of this share issuance.  Also, on June 4, 2002, shares granted to employees on March 8, 2000 vested after meeting performance targets specified in the 1995 Restricted Stock Incentive Plan.  Restrictions were lifted on 69,450 shares, resulting in compensation expense of approximately $1,744 representing the unamortized portion of this share issuance.  The amount amortized to expense, inclusive of the early vesting charge, during 2003, 2002, and 2001 was $6,312, $3,196 and $1,019, respectively.

Under the terms of the 2003 Plans and the 2000 Plan, employees and officers have the following unvested grants outstanding as of December 31, 2003:

Date of Grant	Number of Shares Outstanding	Grant Price
2000 Plan
January 29, 2002	98,208	$48.70
March 7, 2003	112,853	$56.30
March 25, 2003	200	$58.38
May 15, 2003	1,021	60.10
2003 Plan
May 16, 2003	451	60.55

Director Stock Plan

The 1995 Director Stock Plan is for an aggregate of 75,000 common shares and provides that each independent director, upon election or re-election to the Board, must receive 50% and may elect to receive 100% of his annual retainer fee in Common Shares at the market price on such date.  In 2003, 2002 and 2001, 1,525, 1,797 and 1,720 Common Shares were issued under this plan, respectively.  In connection with the issuance of such shares, $92, $87 and $80 was charged to expense in 2003, 2002 and 2001, respectively.

Stock Options Outstanding

For the three year period ended December 31, 2003, the Compensation Committee of the Company granted employees, officers and trustees share options as follows under the terms of the 2003 Plan and the 2000 Plan:

Date of Issue	Number of Shares Options Issued	Exercise Price
2000 Plan
February 21, 2001	250,000	$45.90
May 16, 2001	33,000	$46.51
January 29, 2002	184,947	$48.70
May 16, 2002	33,000	$55.25
November 9, 2002	2,708	$54.49
March 7, 2003	139,080	$56.30
2003 Plan
May 16, 2003	38,000	$60.55
June 10, 2003	162,580	$61.35

The options from both the 2003 Plan and the 2000 Plan were granted at fair market value on the date of grant and have a 10-year term.  They become exercisable in 20% annual increments after one year from date of grant.  Option activity for the three years ended December 31, 2003 is summarized below:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,788,721	$37.99	1,837,949	$34.51	1,884,637	$31.01
Granted	339,660	59.19	220,655	49.75	283,000	45.97
Exercised	(205,060)	31.24	(268,545)	23.82	(324,258)	24.25
Expired	—		(1,338)	32.06	(5,430)	32.84
Outstanding at end of year	1,923,321	42.46	1,788,721	37.99	1,837,949	34.51

Exercisable at end of year	522,045		454,868		449,688
Available for future grant	998,969		253,993		570,560
Weighted average per share value of options granted during the year		$5.98		$7.18		$7.20

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2003	2002	2001
Risk free interest rate	2.75%	4.78%	5.10%
Dividend yield	4.12%	4.22%	4.22%
Expected lives	6 years	6 years	6 years
Expected volatility	16.62%	17.55%	18.30%

The following table summarizes information about stock options at December 31, 2003:

Options outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at 12/31/03	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/03	Weighted Average Exercise Price

$18.25-$24.88	31,101	3 years	$22.53	22,371	$22.46
$29.63-$35.94	815,905	6 years	$33.60	351,108	$33.44
$37.81-$41.00	233,000	7 years	$40.55	69,900	$40.55
$45.90-46.51	283,000	8 years	$45.97	56,600	$45.97
$48.70-55.25	220,655	9 years	$49.75	22,066	$49.75
$56.30-61.35	339,660	10 years	$59.19	—

Shareholder Rights Plan

In July, 1998, the Board of Trustees approved a shareholder protection plan (the “Rights Plan”), declaring a dividend of one right for each share of the Company’s common shares outstanding on or after August 11, 1998.  Exercisable 10 days after any person or group acquires 15 percent or more or commences a tender offer for 15 percent or more of the Company’s common shares, each right entitles the holder to purchase from the Company one one-thousandth of a Junior Preferred Share of Beneficial Interest, Series A (a “Rights Preferred Share”), at a price of $120, subject to adjustment.  The Rights Preferred Shares (1) are non-redeemable, (2) are entitled to a minimum preferential quarterly dividend payment equal to the greater of $25 per share or 1,000 times the Company’s common share dividend, (3) have a minimum liquidation preference equal to the greater of $100 per share or 1,000 times the liquidation payment made per common share and (4) are entitled to vote with the common shares with each Rights Preferred Share having 1,000 votes.  50,000 of the Company’s authorized preferred shares have been designated for the plan.

The Rights Plan was not adopted in response to any takeover attempt but was intended to provide the Board with sufficient time to consider any and all alternatives under such circumstances. Its provisions are designed to protect the Company’s shareholders in the event of an unsolicited attempt to acquire the Company at a value that is not in the best interest of the Company’s shareholders.

12.          401K Savings Plan

CenterPoint Properties Trust Savings and Retirement Plan (the “401K Plan”) was established to cover eligible employees of the Company.  Under the 401K Plan eligible employees may elect to enter into an agreement with the Company to defer a percentage of their compensation up to the annual limit set by the Internal Revenue Service.  Employees may elect to participate at the beginning of each quarter subsequent to achieving 30 days of service.  Company matching contributions are made after completion of one year of service.  The Company may make a matching contribution equal to a discretionary percentage of the Participants’ salary reductions.  The Company contributed 50 percent of the first 8 percent per pay period for the years ended December 31, 2003, 2002, and 2001.  Participants direct the investment of all contributions into various options offered by the 401K Plan.   The Company incurred expense of approximately $268, $274, and $234 in each year, respectively.

13.          Impairment of Assets and Asset Held for Sale

As of December 31, 2003, the Company had one operating property at 720 Frontenac, Naperville, IL and two land parcels under contract.  The Naperville operating property and 0.26 acres of land at the Company’s development at the corner of California Avenue and the I-290 expressway in Chicago, IL went under contract for sale in the fourth quarter of 2003.  The other land parcel under contract was for 11.85 acres in Naperville and went under contract in the fourth quarter of 2002 (a portion of the 64 acres mentioned below).  Net income (property revenues less real estate taxes, property operating and leasing expenses, property specific interest expense and depreciation and amortization) related to these properties held for sale was $180, $154 and $152 for the years ended December 31, 2003, 2002 and 2001, respectively.

At December 31, 2002, CenterPoint had 62.5% of its tenancy in common interest in the 621 acre rail yard leased to the BNSF under contract to sell and therefore, held for sale.  The sale was completed in 2003.  Net income (loss) (property revenues less real estate taxes, property operating and leasing expenses, property specific interest expense and depreciation and amortization) related to this property held for sale was $1,120 and ($599) for the years ended December 31, 2002 and 2001, respectively.  There was no operating activity for this property in prior periods.

Also, at December 31, 2002, the Company has 64 acres of land held for sale, located in a retail and commercial district of Naperville, Illinois which went under contract for sale in the fourth quarter of 2002.  Since the carrying value of this land was greater than the expected net sales proceeds, the Company recorded a $1,228 impairment of this asset in accordance with FAS No. 144.  The decline in value is attributable to weakening market conditions for retail land, the expected use for the land.  This property, purchased in 2002, had no net income in any periods presented.  The Company completed the sale of all but 11.85 acres of this property in 2003.

There can be no assurance that any properties held for sale will be sold.

14.          Discontinued Operations

The Company’s results of operations include the operating results of both properties disposed and properties held for future sale.  For the periods presented, the Company included all of the results of operations from the 34 operating properties disposed since January 1, 2002 and all the operating properties sold from January 1, 2004 to March 31, 2004 in discontinued operations, income from discontinued operations, net of tax.  The following table summarizes the operating results from these properties for the three years ended December 31, 2003:

	Twelve Months Ended December 31,
	2003	2002	2001

Discontinued operations:
Total revenues	$11,969	$14,990	$15,075
Operating expenses and income taxes	(7,102)	(9,709)	(7,485)

Income from discontinued operations, net of tax	$4,867	$5,281	$7,590

15.          Income Taxes

In 2003, 2002 and 2001, because CenterPoint qualified as a REIT and distributed all of its taxable ordinary and capital gain net income, it incurred no federal income tax liability.  The differences between taxable income as reported on CenterPoint’s tax return (estimated 2003 and actual 2002 and 2001) and consolidated net income are reported here as follows:

	2003 Estimate	2002 Actual	2001 Actual

Net income	$78,056	$75,392	$27,997
Less: (Net income) loss of CRS, Taxable REIT subsidiary, included above	(1,224)	(5,438)	(1,759)
Net income from REIT operations	76,832	69,954	26,238
Add: Impairment of asset held for sale	—	1,228	37,994
Less: Straight-line rent (excluding CRS)	(3,471)	(1,818)	(4,368)
Less: Cumulative effect of change in accounting principle	(6,528)	—	—
Add: Book depreciation and amortization (excluding CRS)	35,925	32,831	33,966
Less: Tax depreciation and amortization	(26,952)	(26,846)	(26,897)
Less: Book gain on sale of real estate (excluding CRS)	(41,600)	(37,969)	(24,994)
Add: Tax (loss) gain on sale of real estate	16,329	(26,237)	10,638
Add / (less): Other book/tax differences, net	9,944	(1,242)	2,636
Taxable income before adjustments	60,479	9,901	55,213
Less: Capital gains	—	—	(9,873)
Taxable ordinary income before adjustments subject to 90%	$60,479	$9,901	$45,340

For income tax purposes, distributions paid to common shareholders consist of ordinary income, return of capital and capital gains if applicable.  For the three years ended December 31, 2003, CenterPoint’s dividends per share were taxable as follows:

	Years Ended December 31,
	2003		2002		2001

Ordinary income	$2.43	100.0%	$0.01	0.4%	$1.62	77.1%
Return of capital	—	0.0%	2.30	99.6%	—	0.0%
Capital gains	—	0.0%	—	0.0%	0.31	14.8%
Unrecaptured Section 1250 gains	—	0.0%	—	0.0%	0.17	8.1%
	$2.43	100.0%	$2.31	100.0%	$2.10	100.0%

The components of income tax (expense) benefit are as follows:

	Years Ended December 31,
	2003	2002	2001

Current:
Federal	$(1,272)	$(1,380)	$(426)
State	(208)	(56)	(99)
Deferred:
Federal	(488)	(1,472)	(499)
State	(57)	(341)	(115)
	$(2,025)	$(3,249)	$(1,139)

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities.  Deferred tax assets (liabilities) include the following as of December 31, 2003 and December 31, 2002:

	Years Ended December 31,
	2003	2002	2001

Fixed assets	$(2,989)	$(2,531)	$295
Intangible assets	382	293	207
Investment in partnerships	(10)	(532)	(1,064)
Accrued expenses	79	127	58
Prepaid rents	34	45	64
Straight-line rent	(130)	(146)	(123)
Disallowed interest	1,104	1,759	1,391

Net deferred tax asset/(liability)	$(1,530)	$(985)	$828

The provision for income taxes for the years ended December 31, 2003, 2002 and 2001 reconcile to the Company’s components of income tax expense for the periods presented as follows:

	Year Ended December 31,
	2003	2002	2001

Tax (expense) benefit associated with income from operations on sold properties which is included in discontinued operations	$(411)	$(282)	$28

Tax (expense) benefit associated with gains and losses on the sale of real estate which is included in discontinued operations	(453)	(292)	—

Tax (expense) benefit associated with gains and losses on the sale of real estate	(50)	(1,302)	(1,861)

Provision for income tax (expense) benefit	(1,111)	(1,373)	694

Income tax expense	$(2,025)	$(3,249)	$(1,139)

The income tax expense differs from the amounts computed by applying the Federal statutory rate of 34% to income before cumulative effect of change in accounting principle as follows:

	Years Ended December 31,
	2003	2002	2001

Tax benefit (expense) at federal rate	$(1,105)	$(2,954)	$(985)
State tax benefit (expense), net of net of Federal benefit (expense)	(174)	(262)	(140)
Tax exempt interest, at federal rate	264	237
Disallowed interest expense	(615)	—
Gain on sale of real estate	(127)	(364)
Other	(268)	94	(14)
	$(2,025)	$(3,249)	$(1,139)

16.          Future Rental Revenues

Under existing noncancelable operating lease agreements as of December 31, 2003, tenants of the warehouse and other industrial properties are committed to pay in aggregate the following minimum rentals:

2004	$100,473
2005	87,062
2006	75,098
2007	64,231
2008	52,156
Thereafter	183,094
Total	$562,114

17.          Supplemental Information to Statements of Cash Flows

	Year Ended December 31,
	2003	2002	2001
Supplemental disclosure of cash flow information:
Interest paid, net of interest capitalized	$25,563	$25,283	$31,190
Interest capitalized	8,569	8,444	7,154
Dividends declared, not paid	—	1,060	1,060

In conjunction with the property acquisitions, the Company assumed the following assets and liabilities:

Purchase of real estate	$(127,901)	$(129,247))	$(69,899)
Mortgage notes payable	—	13,810	800
Tax-exempt debt	—	3,530	—
Liabilities, net of other assets	(2,694)	1,847	2,230
Acquisition of real estate	$(130,595)	$(110,060)	$(66,869)

In conjunction with the property dispositions, the Company disposed of the following assets and liabilities:

Disposal of real estate	$147,286	$194,212	$122,672
Recognition of TIF Developer Note receivable	(14,994)
Mortgage notes payable assumed by buyers	(55,992)	(33,737)	(21,332)
Mortgage financing provided to buyers	(3,482)	(9,029)	(14,642)
Net other assets (liabilities) assumed by buyers	711	11,754	(5,737)
Disposition of real estate	$73,529	$163,200	$80,961

In 2003, the Company recorded charges to preferred dividends relating to the original offering cost of preferred share issuances that were redeemed totaling $3,288, in accordance with EITF Topic D-42 (see Note 2 for more information).

In conjunction with the Company’s initial and subsequent contributions of land to CMC in 2002, the Company reclassified $5,743 in land basis to investment and advances to affiliates.

As part of the November 18, 2003 and June 4, 2002 early vesting of stock grants mentioned in Note 11, the Company withheld shares (based on employees’ elections) with a fair value of $3,503 and $1,044 in order to pay employee related taxes based on the statutory rate, respectively.  These shares were retired.

In conjunction with the acquisition of the remaining interest in CRS, the Company acquired the following assets and assumed the following liabilities on January 1, 2001:

Investment in real estate	$(60,639)
Accumulated depreciation	702
Mortgage notes receivable	(3,322)
Investment in CenterPoint Venture, LLC	(8,832)
Construction line of credit	4,133
Notes payable to affiliate - CenterPoint	60,630
Investment in affiliate	1,533
Liabilities, net of other assets	5,946
Acquisition of CRS, net of cash received	$151

18.          Related Party Transactions

The Company earned fees from the Venture totaling $2,344, $503 and $752 for acquisitions, administrative services and for property management services for the years ended December 31, 2003, 2002 and 2001, respectively.  At December 31, 2003, 2002 and 2001, the Company had $126, $104 and $165 receivable for these fees.

One of the properties disposed of in the first quarter of 2002 was sold to a trustee of the Company for a total sales price of $8,235 and a gain of $2,854.  The sale was approved by a unanimous vote from the remaining trustees based on the advantages of the sale to the Company.  The sale price was greater than the value of the property established by an independent appraisal.

Of the 28 properties acquired in 2002, 15 were purchased for $44,435 from CalEast Industrial Investors, LLC, with which CenterPoint also has a joint venture (CenterPoint Venture LLC, which is described in Note 5 below).

During 2001, the Company negotiated the securitization of the BNSF land lease for a portion of CIC using Legg Mason, an investment banking firm that employs a Trustee of the Company.  The Company believes this relationship does not compromise the Trustee’s independence.

During 2001, the Company purchased a warehouse and other industrial property and assumed its debt with LaSalle Bank totaling $3,100.  A Company Trustee is also the Chairman, President and Chief Executive of LaSalle Bank.  The Company believes this relationship does not compromise the Trustee’s independence.

During 2001, the Company sold land to the Venture for a total sale price of $3,697.  The total gain on the sale was $200, of which $41 was deferred due to its 25% ownership.

During 2001, the Company purchased a property from the Venture for a purchase price of $2,824.  The Venture’s gain on this sale was $239.  The Company eliminated their pro rata portion of the Venture’s gain in the calculation of the Company’s equity in income from the Venture.

19.          Commitments and Contingencies

In the normal course of business, from time to time, the Company is involved in legal actions relating to the ownership and operations of its properties.  In management’s opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the consolidated financial position, results of operations, or liquidity of the Company.

The Company is involved in recovery efforts under the terms of its commercial office lease with HALO, who claimed bankruptcy in July of 2001.  The Company is pursuing a claim in bankruptcy for the value of the HALO lease, which is approximately $28,000.  The Company is uncertain as to the collectibility of the claim and has therefore not recorded any further recovery in excess of the Company’s accounts receivable balances ($3,055).

The Company has entered into several contracts for the acquisition of properties.  Each acquisition is subject to satisfactory completion of due diligence and, in the case of developments, completion and occupancy of the project.

At December 31, 2003, four of the properties owned are subject to purchase options held by certain tenants.  The purchase options are exercisable at various intervals through 2027 for amounts that are greater than the net book value of the assets.

20.          Subsequent Events

On January 22, 2004, the Company completed the sale of $48,000 of CIC developer notes (described in Note 6).  These 10% tax exempt developer notes represent a portion of those issued by Elwood, Illinois, to reimburse the Company for infrastructure and other costs it incurred in connection with the redevelopment of the former Joliet Arsenal into CIC.  Net proceeds from this developer note sale of $42,024 were used to repay a portion of the Company’s unsecured line of credit.  At the time of the sale, the Company had $14,994 of developer notes recognized based on the accounting principles followed, described in Note 6.  Accordingly, developer notes recognized for financial reporting purposes as of the date of sale were given sales treatment in accordance with the FASB’s Statement of Financial Accounting Standards No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.”  The excess proceeds received over the amount of developer notes recognized for financial reporting purposes as of the date of the sale have been recorded as a liability.

On March 3, 2003, the Company completed the sale of 90% of its interest in CMC to CalEast CMC Holding LLC for $40,641.  The Company continues to act as a property manager for the properties.

21.          Quarterly Financial Highlights (Unaudited)

The following table reflects the results of operations for the Company during the four quarters of 2003 (dollars in thousands, except unit and per share data).  The previously reported results of operations for the quarters ended March 31, June 30, and September 30, 2003 have been adjusted as follows:

•                  FAS No. 144.  In accordance with FAS No. 144, the results of operations for each of the quarters presented above have been adjusted from their originally reported value to reflect the reclassification of the results of operations for every operating property sold in 2003 to income from operations of sold properties from discontinued operations.  The reclassification has no effect on net income available to common shareholders or net income available to common shareholders per share.

•                  EITF Topic D-42.  In accordance with EITF Topic D-42, as discussed in Note 2, the Company has changed its accounting for the original offering costs upon the redemption of its Series A Preferred Shares, which were redeemed on May 6, 2003.  In accordance with generally accepted accounting principles at the time, the Company recorded the write-off of original offering costs against retained earnings.  Subsequently, after applying EITF D-42, net income available to common shareholders for the quarter ended June 30, 2003 has been reduced by $3,101 because the offering costs were reclassified as preferred dividends on the Company’s statement of operations as of the redemption date.

•                  Cumulative effect of change in accounting principle.  As mentioned in Note 7 and Note 6, the Company’s change in accounting principle has been applied retroactively to January 1, 2003.  The previously reported first three quarters of 2003 have been revised to reflect the impact of this change in accounting principle.

	Quarter ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003

Total revenues	$39,242	$38,582	$40,913	$40,423
Income from continuing operations	9,205	8,531	9,411	3,561
Discontinued operations
Gain on sale, net of tax	11,454	6,040	6,248	13,044
Income from operations of sold properties, net of tax	1,177	1,351	1,405	933
Gain on sale of real estate, net of tax	—	2,915	2,084	697
Cummulative effect of change in accounting principle	6,528	—	—	—
Preferred dividends	(2,523)	(4,996)	(1,158)	(922)
Net income available to common shareholders	25,842	13,841	17,990	17,313

Basic EPS:
Income available to common shareholders from continuing operations	$0.29	$0.28	$0.45	$0.14
Discontinued operations	0.55	0.32	0.33	0.61
Cumulative effect of change in accounting principle	0.28	—	—	—
Net income available to common shareholders	$1.12	$0.60	$0.78	$0.75

Diluted EPS:
Income available to common shareholders from continuing operations	$0.28	$0.27	$0.44	$0.14
Discontinued operations	0.53	0.32	0.32	0.58
Cumulative effect of change in accounting principle	0.28	—	—	—
Net income available to common shareholders	$1.09	$0.59	$0.76	$0.72

Distributions per common share	$0.6075	$0.6075	$0.6075	$0.6075

The following table reconciles the previously reported net income available to common shareholders to the revised net income available to common shareholders (dollars in thousands, except unit and per share data):

	Quarter ended
	March 31, 2003	June 30, 2003	September 30, 2003

Net income available to common shareholders as previously reported	$15,677	$14,130	$17,654

Effect of reclassification of Series A Preferred offering costs		(3,101)
2003 effect of change in accounting pronciple	3,637	(289)	336
Cummulative effect of accounting principle	6,528

Net income available to common shareholder as revised	$25,842	$13,841	$17,990

Basic EPS:
Net income available to common shareholders as prevously reported	$0.68	$0.75	$0.77
Effect of reclassification of Series A Preferred offering costs		(0.14)
2003 effect of change in accounting pronciple	0.16	(0.01)	0.01
Cummulative effect of accounting principle	0.28	—	—
Net income available to common shareholders as reivsed	$1.12	$0.60	$0.78

Diluted EPS as previously reported:
Net income available to common shareholders as prevously reported	$0.66	$0.73	$0.74
Effect of reclassification of Series A Preferred offering costs		(0.13)
2003 effect of change in accounting pronciple	0.15	(0.01)	0.02
Cummulative effect of accounting principle	0.28	—	—
Net income available to common shareholders as reivsed	$1.09	$0.59	$0.76

The following table reflects the results of operations for the Company during the four quarters of 2002 (dollars in thousands, except unit and per share data).  The previously reported results of operations for the four quarters of 2002 have been adjusted to reflect the impact of FAS No. 144.  All operating properties sold since January 1, 2002 have been reclassified to income from operations of sold properties in discontinued operations.

	Quarter ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002

Total revenues	$34,707	$34,915	$41,462	$36,352
Income from continuing operations	4,597	6,351	11,542	4,760
Discontinued operations
Gain on sale, net of tax	6,933	8,568	2,157	12,241
Income from operations of sold properties, net of tax	1,979	1,605	301	1,395
Gain on sale of real estate, net of tax	3,916	3,534	4,393	1,118
Preferred dividends	(2,523)	(2,523)	(2,523)	(2,523)
Net income available to common shareholders	14,903	17,536	15,871	16,992

Basic EPS:
Income available to common shareholders from continuing operations	$0.26	$0.32	$0.59	$0.15
Discontinued operations	0.39	0.45	0.11	0.59
Net income available to common shareholders	$0.65	$0.77	$0.70	$0.74

Diluted EPS:
Income available to common shareholders from continuing operations	$0.26	$0.31	$0.57	$0.14
Discontinued operations	0.38	0.44	0.11	0.58
Net income available to common shareholders	$0.64	$0.75	$0.68	$0.72

Distributions per common share	$0.5775	$0.5775	$0.5775	$0.5775

Item 7     Financial Statements and Exhibits

(c)           Exhibits

Exhibit Number	Description

12.1	Ratio of Earnings to Fixed Charges

12.2	Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

23	Consent of Independent Auditors

32	Certifications of Chief Executive Officer and Chief Financial Officer pursuant to section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTERPOINT PROPERTIES TRUST
a Maryland business trust

Dated: May 24, 2004	By:	/s/ Paul S. Fisher
Paul S. Fisher
Executive Vice President and
Chief Financial Officer